UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
AMERICAN EAGLE OUTFITTERS, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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AMERICAN EAGLE

We're an American jeans and apparel brand that's true in everything we do. Rooted in authenticity, powered by positivity, and inspired by our community – we welcome all and believe that putting on a really great pair of **#AEjeans** gives you the freedom to be true to you. Because when you're at your best, you put good vibes out there, and get good things back in return.

AE. True to you.

aerie

The Aerie mission is to empower all women to love their real selves.

We make products that feel REAL good.

We celebrate body positivity – all bodies should be happy and free of retouching.

We stand for inclusivity and real representation. Every woman should see herself in Aerie.

We are a community that celebrates one another. Because we show up stronger, together.

Let the real you shine.™

May 17, 2024

Dear Fellow Stockholders:

Fiscal 2023 was a strong year for AEO. We achieved record revenue of $5.3 billion. We also saw operating income of $223 million, and adjusted operating income(1) of $375 million, which increased 39% compared to Fiscal 2022. Our customer file reached an all-time high, underscoring the strength of our iconic brand portfolio and world-class operations.

I’m very proud of how our team delivered this year. We continued to lead with innovation, introducing exciting new merchandise collections and customer experiences, while embracing new technologies to further strengthen our operations.

It was also a pivotal year for the company. We initiated a comprehensive review of our business, as we seek to unlock stronger profitability and more consistent returns to stockholders. This work helped fuel a significant turnaround in revenue and profit in the second half of the year, contributing to our strong full-year results.

As I look back on the year, I am particularly proud of the following achievements:

•	Revenue of $5.3 billion rose 5%, marking a new record. We saw broad-based strength across brands and channels.

•	Operating income of $223 million and $375 million in adjusted operating income.(1) Adjusted operating income increased 39% compared to Fiscal 2022, our second-highest result since 2012.

•

Aerie delivered exceptional growth and profit expansion. Record revenue of $1.7 billion rose 11% from Fiscal 2022, with operating income of $276 million, up 65%. We continued to expand our customer base and delivered a winning assortment across intimates, soft apparel and OFFLINE, our exciting activewear sub-brand.

•

American Eagle expanded revenue while continuing to build profitability. Revenue of $3.4 billion was up 3% from Fiscal 2022, with operating margin expanding 120 basis points to 17.8%. We also grew American Eagle’s customer file, delivering early proof points of our focus on driving profitable growth.

•

Strong operating cash flow of $581 million enabled us to invest in our brands and return $104 million in cash to stockholders. This included a 25% increase in our quarterly cash dividend and one million shares repurchased during the year. Additionally, we authorized 30 million shares for future repurchases.

•

As we look to strengthen the organization and improve profitability, management took action to streamline business priorities. This included restructuring the company’s international operations and fulfillment network to focus on core capabilities that serve our brands and best customers.

•

We welcomed new leadership to the organization. As part of our succession plan for our Chief Operations Officer transition, we established two new positions to focus on key areas of our business. Sarah Clarke joined as our Chief Supply Chain Officer, responsible for managing AEO’s global supply chain from sourcing through distribution. Valerie van Ogtrop was appointed as Head of Brand Operations, a newly created role designed to drive greater brand collaboration while fueling growth and profitability across American Eagle and Aerie.

•

Furthering our commitment to transparency, we published our second “Building a Better World” report. This highlighted progress toward our Planet (environment), People (social) and Practices (governance) goals. Our commitment to continued transparency was rewarded by MSCI with an upgrade of our rating from “BBB” to “A.”

2024 Proxy Statement	|	1

Building on our achievements and profit improvement work initiated in Fiscal 2023, in Fiscal 2024 we launched “Powering Profitable Growth,” our new long-term corporate strategy that aims to set AEO on a path to deliver consistent, profitable growth from here. Our plan is centered on three main pillars:

•	Amplify our brands.

•	Execute with financial discipline.

•	Optimize our operations, structuring the company to grow revenue at a three to five percent compound annual growth rate (“CAGR”) and operating income at a mid-to-high teens CAGR through Fiscal 2026.

We entered Fiscal 2024 well positioned with industry-leading brands, a solid balance sheet and best-in-class operations. American Eagle is the largest, most consistent youth brand—dressing generations of customers. Aerie has a powerful brand platform with an amazing community of customers and significant opportunity to grow brand awareness. We continue to deliver the best shopping experience across digital and stores.

As we embark on this next chapter, I could not be more excited about our future. We remain steadfast in operating the business with balance; staying agile and flexible to capitalize on demand opportunities, while optimizing profitability for the future. We believe that we are built to last and well positioned for success.

On a more somber note, I am deeply saddened by the recent passing of Thomas R. Ketteler, who was a member of AEO’s Board of Directors and an invaluable advisor from 1981 to 2021. He served as a member of the Audit, Compensation and Nominating, Governance and Corporate Social Responsibility Committees.

Tom’s financial expertise, keen ability to provide meaningful perspective and passion for the company were truly unrivaled. He was a cherished business partner to me for decades and was instrumental in growing AEO’s business from its earliest days. We will remember Tom with the highest regard and remain grateful for his incredible service, commitment and friendship.

On behalf of the Board of Directors and our entire team at AEO, thank you for your continued support.

Jay L. Schottenstein

Executive Chairman of the Board and Chief Executive Officer

(1)

Adjusted operating income is a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), which is commonly referred to as a non-GAAP or adjusted measure. See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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Notice of Annual Meeting of Stockholders of American Eagle Outfitters, Inc.

Meeting Time and Date:

11:00 a.m., Eastern Daylight Time on Thursday, June 27, 2024

Virtual Meeting Location:

American Eagle Outfitters, Inc. (“AEO,” the “Company,” “us,” and “we”) will have a virtual-only meeting of stockholders in 2024 (the “2024 Annual Meeting”), conducted exclusively via live audiocast. There will not be a physical location for the 2024 Annual Meeting, and you will not be able to attend the meeting in person. See below for important information.

To Our Stockholders:	Vote Your Shares Right Away

We will hold our 2024 Annual Meeting on Thursday, June 27, 2024. Stockholders will be asked to vote on the following proposals:

1.  The election of Janice E. Page, David M. Sable and Noel J. Spiegel as Class II directors to serve until the 2027 Annual Meeting of Stockholders;

2.  The ratification of the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for Fiscal 2024;

3.  A non-binding, advisory vote by stockholders of the Fiscal 2023 compensation of our named executive officers (“say on pay” vote); and

4.  Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors (“Board”) is soliciting proxies to be used at the 2024 Annual Meeting. We will first release the Proxy Statement and the form of proxy to stockholders beginning on May 17, 2024.

The 2024 Annual Meeting will be held exclusively online via live webcast. This format allows stockholders to attend from any location around the world, at no cost to them. While you will not be able to attend the meeting at a physical location, you will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting.

To participate in the 2024 Annual Meeting, you must first register at http://viewproxy.com/ae/2024/htype.asp. You will receive a meeting invitation by email with your unique join link, along with a password, prior to the meeting date. Whether you plan to virtually attend the 2024 Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described to the right on this page. You also may vote online during the 2024 Annual Meeting by following the instructions provided on the meeting website during the 2024 Annual Meeting. For more information, please see page 77.

By order of the Board of Directors,

Jennifer B. Stoecklein

Corporate Secretary

May 17, 2024

HOW TO VOTE

Your vote is important. You are eligible to vote if you were a stockholder of record at the close of business on May 1, 2024.

Please read the Proxy Statement and vote right away using any of the following methods.

STOCKHOLDERS OF RECORD

	Vote by Internet	www.AALvote.com/AEO

	Vote by Telephone	1 (866) 804-9616

	Vote by Mail	Mail your signed proxy card

BENEFICIAL STOCKHOLDERS

If you are a beneficial owner, you will receive instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Many of these institutions offer telephone and online voting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2024 ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON JUNE 27, 2024:

The Notice of Annual Meeting, the accompanying Proxy Statement, and our Annual Report for the fiscal year ended
February 3, 2024 (“Annual Report”) are all available, free of charge, at http://viewproxy.com/ae/2024/.

2024 Proxy Statement	|	3

Forward-Looking Statements and Website Information

This Proxy Statement contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including, without limitation, in our CEO’s letter to our stockholders and our Compensation Discussion and Analysis, which represent our expectations or beliefs concerning future events, including our forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “strategy,” “targets,” “will,” “would,” or other words of similar meaning. Without limiting the generality of the foregoing, forward-looking statements contained in this proxy statement include expectations of future stock price performance as it relates to our compensation programs, our ability to successfully implement and execute our environmental, social and governance (“ESG”) initiatives and goals, and whether we are able to achieve the anticipated results of such initiatives and goals. These forward-looking statements rely on assumptions and involve risks and uncertainties, many of which are beyond our control, including, but not limited to, factors detailed herein and under Part I, “Item 1A. Risk Factors” and in other sections of our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update or revise any forward-looking statement.

This document includes several website addresses. The content of any websites and materials named, hyperlinked or otherwise referenced herein are not incorporated by reference into this Proxy Statement or in any other report or document we file with the SEC. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

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2024 Proxy Statement	|	5

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2024 Proxy Statement	|	7

PROXY SUMMARY

In this Proxy Statement, American Eagle Outfitters, Inc. (together with its subsidiaries) is referred to as “AEO,” the “Company,” “we,” “us” or “our.” References throughout this Proxy Statement to “Fiscal 2023” refer to our fiscal year ended February 3, 2024.

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) to vote your shares at the Annual Meeting of Stockholders to be held on June 27, 2024, at 11:00 a.m., Eastern Daylight time (“2024 Annual Meeting”), and at any adjournment or postponement thereof. This Proxy Statement is first being mailed or released to the stockholders on May 17, 2024.

This summary highlights information contained in this Proxy Statement. It does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. Please see “Information about this Proxy Statement and the Annual Meeting” beginning on page 77.

In order to attend the 2024 Annual Meeting, you must register at http://viewproxy.com/ae/2024/htype.asp by 11:59 p.m. Eastern Daylight Time on June 24, 2024. On the day of the 2024 Annual Meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. There will not be a physical meeting location, and you will not be able to attend the meeting in person. Please see page 79 for important information.

2024 Annual Meeting of Stockholders

June 27, 2024 11:00 a.m., Eastern Daylight Time	Virtual Meeting Only Register at http://viewproxy.com/ae/2024/ htype.asp by 11:59 p.m. Eastern Daylight Time on June 24, 2024 in order to attend the meeting.

Voting Matters

Your vote is very important to us and our business. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

	Board Recommendation	For More Information

PROPOSAL 1 — Election of Class II Directors	FOR	See page 17

The three Class II Director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to management

PROPOSAL 2 — Ratify the appointment of EY as the Company’s independent registered public accounting firm for Fiscal 2024	FOR	See page 41

The Board’s Audit Committee has approved the appointment of EY as the Company’s independent auditor for Fiscal 2024. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of EY

PROPOSAL 3 — Fiscal 2023 Say-on-Pay Vote	FOR	See page 43

The Company’s executive compensation programs are designed to create a direct link between stockholders’ interests and those of management, with incentives specifically tailored to the achievement of financial, operational, and stock performance goals

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PROXY STATEMENT SUMMARY

Business Highlights Fiscal 2023: Overview

Fiscal 2023 was a strong year for AEO, with revenue increasing 5% to $5.3 billion. We saw operating income of $223 million, and adjusted operating income(1) of $375 million which increased 39% compared to Fiscal 2022. Performance was driven by results in the second half of the year as we began to see benefits stemming from our profit improvement initiative, which started early in the year.

Revenue across brands gained momentum, with sequential improvements throughout the year. In the fourth quarter, American Eagle and Aerie each delivered record sales and positive comparable sales. Strong merchandise collections, product innovation and brand growth initiatives fueled revenue. Sales trends across selling channels were also strong, with a continued focus on delivering an exceptional customer experience. For the year, Aerie brand revenue rose 11% to $1.7 billion and American Eagle brand revenue of $3.4 billion increased 3%.

Profit margins expanded significantly in Fiscal 2023, reflecting AEO’s comprehensive review of the business to strengthen profitability. Positive revenue growth and management’s focus on inventory management, cost controls, lower product costs and efficiency gains were major drivers of margin expansion. GAAP operating margin was 4.2%. Excluding impairment and restructuring charges, the adjusted operating margin(1) of 7.1% expanded 170 basis points driven by improvement across brands.

AEO generated strong cash flow and ended the year in a healthy financial position. Cash and investments more than doubled from last year, reaching $454 million at year end. Reflecting improved financial performance and a healthy balance sheet, in December 2023, we announced a 25% increase in our quarterly cash dividend. In January 2024, AEO repurchased one million shares and in February 2024 authorized 30 million shares for future repurchases. This underscores management’s confidence in the strength of the business and commitment to returning cash to stockholders.

Fiscal 2023 Key Operating Highlights:

Record Revenue

•	Consolidated revenue increased 5% to a record $5.3 billion. Comparable sales increased 3%. Revenue was strong across brands and channels.

•	Aerie revenue grew 11% with comparable sales up 8%. American Eagle revenue rose 3% with comparable sales up 1% for the year.

•	Both store and digital revenue increased 6%, driven by positive traffic and higher transactions.

(1)

Adjusted operating income and adjusted operating margin are non-GAAP or adjusted measures. See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2024 Proxy Statement	|	9

PROXY STATEMENT SUMMARY

Meaningful Operating Income and Margin Recovery

•

We delivered $223 million in operating income, reflecting a GAAP operating margin of 4.2%, and $375 million in adjusted operating income,(1) reflecting an adjusted operating margin(1) of 7.1%. This compared to operating income of $247 million and adjusted operating income of $269 million in Fiscal 2022, which reflected a GAAP operating margin of 5.0% and an adjusted operating margin of 5.4%.

•	The 39% growth in adjusted operating income(1) was driven by strong revenue growth as well as profit improvement initiatives launched in the early part of the year.

•	The profit improvement project involved a comprehensive review of business strategy and operations aimed at identifying areas to drive growth and strengthen margins.

•

These actions primarily impacted top line and the gross margin, which expanded 350 basis points, or 370 basis points on an adjusted basis,(1) in the year and drove the 170 basis point increase in the full-year adjusted operating margin.

Aerie Delivered Exceptional Growth and Profit Expansion

•	Aerie revenue of $1.7 billion rose 11% with comparable sales up 8%. Growth was led by soft apparel and OFFLINE, Aerie’s activewear sub-brand.

•	New store expansion continued to build greater awareness and Aerie approached a new milestone of 11 million customers.

•

Operating income of $276 million increased 65% to last year driven by lower markdowns, improved product and freight costs and product mix benefits from expansion in the soft apparel and OFFLINE businesses.

•	The operating margin expanded 540 basis points to 16.5%.

American Eagle Expanded Revenue While Continuing to Build Profitability

•

American Eagle revenue of $3.4 billion increased 3% with comparable sales growing 1%. Growth was led by women’s apparel reflecting strong merchandise collections across tops and bottoms as the brand pivoted to pursuing profitable growth.

•	Compelling marketing and customer engagement strategies supported expansion in the customer file to approximately 17 million.

•	Operating income of $600 million increased 11% to last year driven by lower markdowns, improved product and freight costs and product mix benefits from expansion in women’s tops.

•	The operating margin expanded 120 basis points to 17.8%.

(1)

Adjusted operating income and adjusted operating margin are non-GAAP or adjusted measures. See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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PROXY STATEMENT SUMMARY

Improved Cash Flow Fueled Strong Returns to Stockholders

•	AEO generated $581 million in cash flow from operations. Our cash and investments balance more than doubled to last year, reaching $454 million at year end.

•

Reflecting improved financial performance and a healthy balance sheet, in December 2023, the Company announced a 25% increase in its quarterly cash dividend. In January 2024, the Company repurchased one million shares, and in February 2024 authorized 30 million shares for future repurchases. This underscores management’s confidence in the strength of the business and commitment to returning cash to stockholders.

*	Includes short-term investments

2024 Proxy Statement	|	11

PROXY STATEMENT SUMMARY

Our Look Forward

Powering Profitable Growth Strategy

Building on momentum and strong results achieved in Fiscal 2023, in March 2024, the Company unveiled its new Powering Profitable Growth strategic plan. The plan is structured to deliver mid-to-high teens annual operating income growth on 3%-5% annual revenue growth through Fiscal 2026, and an approximate 10% operating margin by Fiscal 2026.

Fueled by a shift in strategy, culture and focus to generate stronger profitability on continued growth, Powering Profitable Growth is centered around three key pillars:

•	Amplify our brands,

•	Execute with financial discipline, and

•	Optimize operations.

We expect to grow American Eagle, focusing on market leadership in denim and expanding into category adjacencies where the company believes it has a right to win. We also expect to continue to fuel Aerie’s expansion, by building brand awareness and accelerating activewear opportunities with OFFLINE. We are leveraging best-in-class operating capabilities to fuel our growth and profit roadmap and we believe we have structured the organization to deliver consistent profit growth and stockholder returns.

A Focused Playbook for Fiscal 2024

Entering Fiscal 2024, we believe that we are well positioned with industry leading brands, a solid balance sheet, best-in-class operations and a clear strategy to drive value for our stockholders. We remain steadfast in operating the business with balance and staying agile and flexible to capitalize on demand opportunities, while optimizing profitability for the foreseeable future.

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PROXY STATEMENT SUMMARY

Board and Corporate Governance Highlights

Our Board believes that strong corporate governance is essential to achieving long-term stockholder value and we are committed to maintaining an effective governing framework. We continually evaluate our corporate governance policies and practices against emerging issues and prevailing best practices to ensure that we maintain a balance of ideas and individuals in the boardroom. We believe that this practice best serves the interests of our many stakeholders and helps to enable effective oversight of the Company’s strategy and management. Below are highlights of our corporate governance framework.

•

Highly Talented, Skilled and Diverse Board of Directors. Our Board embodies a broad and diverse set of experiences, qualifications, attributes, skills and viewpoints that are vital to the success of our Company. The strength of our Board members, in turn, strengthens the Board’s ability to carry out its oversight role on behalf of our stockholders. See the table on page 28 for a summary of the range of skills and experiences that each director brings to the Board, and that we find to be relevant to our business.

•

Six of Our Seven Directors and All of Our Committee Members Are Independent. The Board is composed of seven directors, with only one non-independent director—our CEO, Jay Schottenstein, who has served in the current CEO role since 2015. Mr. Schottenstein has served as Chairman of our Board since 1992 and as our CEO on multiple occasions throughout our history. Only our independent directors serve on each of our three standing Board committees.

•

Robust Lead Independent Director Role. Our current Lead Independent Director, Mr. Spiegel, has substantial duties specifically documented in our Corporate Governance Guidelines, including presiding over meetings of our independent directors, providing input on materials sent to the Board, and approving Board meeting schedules to ensure that there is sufficient time for Board discussion and deliberation.

•

Highly Engaged Board of Directors. Our Board and its Committees held a total of 40 meetings during Fiscal 2023 with a 99% aggregate attendance rate. Directors may contact members of management directly and our Board and its Committees may engage independent advisors at their sole discretion.

•

Meaningful and Appropriate Risk Oversight. Our Board and its Committees actively monitor and oversee the Company’s risk management program including strategic, competitive, economic, operational, financial, legal, regulatory, cybersecurity, ESG, compliance and reputational risks.

•

Focused and Thoughtful Approach to Director Recruiting. The Nominating, Governance and Corporate Social Responsibility Committee (the “Nominating Committee”), with the assistance of an outside search firm, is continuing its search to identify, evaluate and conduct due diligence on potential director candidates to further strengthen our Board in the future.

•

Protections Against Director Overboarding. The Board appreciates that serving on a public board of directors is a significant responsibility and time commitment. To this end, the Board has approved a policy in our Corporate Governance Guidelines to review and limit the number of public company boards on which our directors may serve. Board members who are executive officers of other public companies may not serve on more than two public company boards, and Board members who are retired from full-time employment may not serve on more than four public company boards. Additionally, our CEO may not serve on more than one other public company board unless otherwise determined by the Nominating Committee.

•

Strong Director Education Program. AEO has a robust director education program to enhance our directors’ knowledge on topics and risks relevant to oversight of our business. Our directors regularly hear from third-party experts on topics pertinent to our industry and the Company.

•

Meaningful Stock Ownership Requirements. We maintain stock ownership guidelines that are applicable to our directors and executives. Our non-employee directors must, within five years of joining the Board, hold Company stock worth at least five times their annual cash retainer. In the case of our CEO, the stock ownership guideline is six times his base salary and, in the case of our other named executive officers, the guideline is three times their respective base salaries.

•

Director Elections by Majority Vote with Resignation Policy. In an uncontested election, our directors are elected by a majority of votes cast and, if a director does not receive a majority of votes cast, he or she must promptly tender his or her resignation to the Board (with the Board determining whether to accept or reject such resignation, taking into consideration the Nominating Committee’s recommendation on whether to accept or reject such resignation).

•

Prohibition on Hedging or Pledging Company Stock. We maintain “no hedging” and “no pledging” policies that generally prohibit directors and employees from engaging in hedging or pledging transactions with respect to our stock.

•

Ongoing Stockholder Engagement. As a matter of policy and practice, we foster and encourage engagement with our stockholders on an ongoing basis. We welcome feedback and value regular dialogue with our stockholders. Further information regarding our Fiscal 2023 stockholder engagement is outlined on page 35.

2024 Proxy Statement	|	13

PROXY STATEMENT SUMMARY

Director Snapshot

Name	Age	Director Since	Occupation	Independent	Current Committee Memberships	Other Current Public Company Directorships

Sujatha Chandrasekaran	56	2018	Former Senior Executive Vice President, Chief Digital and Information Officer, CommonSpirit Health	Yes	• AC • CC • NC	• Cardinal Health (NYSE: CAH) • Brenntag SE (ETR: BNR) • ATOS (PAR: ATO)

Deborah A. Henretta	62	2019	Former Group President, Procter & Gamble Global Beauty	Yes	• AC • CC • NC	• Corning, Inc. (NYSE: GLW) • Meritage Homes Corporation (NYSE: MTH) • NiSource (NYSE: NI)

Cary D. McMillan	66	2007	Former Chief Executive Officer of True Partners Consulting, LLC	Yes	• AC • CC† • NC	• Hyatt Corporation (NYSE: H)

Janice E. Page	75	2004	Former Group Vice President of Sears	Yes	• AC • NC† • CC	—

David M. Sable	70	2013	Vice Chair of Stagwell	Yes	• AC • CC • NC	• Ethan Allen Interiors Inc. (NYSE: ETD)

Jay L. Schottenstein	69	1992	Chief Executive Officer of the Company	No	—	• Designer Brands Inc. (NYSE: DBI)

Noel J. Spiegel*	76	2011	Former Deputy Managing Partner at Deloitte & Touche, LLP	Yes	• AC† • CC • NC	• Radian Group Inc. (NYSE: RDN)

AC Audit Committee

CC Compensation Committee

NC Nominating Committee

† Committee Chair

* Lead Independent Director

We believe diversity can and should be described and defined in many different ways. We encourage our associates and directors to bring their authentic selves to their work, but we also believe that, like our associates, our board members have the right to choose to identify whether or to what extent they belong to a particular community, including underrepresented communities. The following charts are based on the independent directors who have chosen to self-identify and have consented to disclosure:

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PROXY STATEMENT SUMMARY

ESG Risk Oversight Highlights

AEO’s ESG strategy—Building a Better World—was launched in 2021 and is grounded in the pillars of Planet (Environment), People (Social) and Practices (Governance). The Board takes a comprehensive approach to its ESG risk oversight role, including ensuring that management is effectively aligning the Company’s ESG strategy with its business strategy, capturing ESG risk specifically in all risk management oversight, and understanding the evolution of the Company’s ESG communication strategy, quality of the program data, transparency of the Company’s disclosures, and the overall materiality of the program, its goals and its purpose. For highlights of our goals and achievements made through our ESG initiatives, see “ESG at AEO (“Building a Better World”)” beginning on page 36 of this Proxy Statement. For a more detailed description of AEO’s program, please visit investors.ae.com/esg/. Our website, ESG Report, and ESG information contained therein specifically are not part of or incorporated into this Proxy Statement.

Cybersecurity Risk Oversight Highlights

The Board actively engages in an ongoing understanding and oversight of of cyber risks. During Fiscal 2023, the Board focused on the following best practices to stay current with its obligations and commitments to all relevant stakeholders in this area:

•	Empowering management to embrace a “trust by design” philosophy when developing or evaluating new technology, products, and business arrangements.

•

Educating itself about industry best practices and management’s processes to identify, assess and oversee the risk associated with service providers and third parties involved in the Company’s supply chain.

•	Ensuring rigorous third-party assessment of AEO’s cyber risk management program.

•	Enhancing enterprise resilience by ensuring management has conducted and reported on rigorous simulations and arranging protocols with third-party specialists before a crisis exits.

•	Understanding escalation protocols for when the Board should be notified, including incidents involving ransomware.

•

Staying attuned through targeted director education, both individually and collectively, about evolving oversight practices, mandatory disclosures, reporting structures, and metrics. For example, Ms. Chandrasekaran holds an NACD cybersecurity oversight CERT certification.

Compensation Highlights from Fiscal 2023

Fiscal 2023 was marked by strong performance, producing record revenue and significant gains in adjusted operating income.(1) Our leaders were at the forefront of efforts to improve profitability and streamline strategic priorities. The strength of their business and leadership capabilities were key to the delivery of our results, and overall compensation was linked to the strength of our performance.

•	Strong EBIT(1) results supported a 200% bonus payment for Fiscal 2023.

•

Relative TSR (“RTSR”)(2) achievement over the three-year performance period ended February 3, 2024 resulted in the performance-based restricted stock units (“PSUs”) granted in Fiscal 2021 being earned at 85% of target.

(1)

Adjusted operating income and EBIT are non-GAAP or adjusted measures. See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

(2)	For the 2021 PSUs, RTSR performance was measured against performance of the S&P 1500 Specialty Retail Index.

2024 Proxy Statement	|	15

PROXY STATEMENT SUMMARY

Additional specific executive compensation highlights for Fiscal 2023 include:

•

Alignment of CEO Pay with Performance. For Fiscal 2023, a full 87% of our CEO’s target compensation was at risk and subject to the achievement of performance goals and changes in stockholder value, as demonstrated in the chart below.

(1)	PSUs are defined as performance-based restricted stock units
(2)	NSOs are defined as nonqualified stock options
(3)	RSUs are defined as time-based restricted stock units

•

Independent Compensation Consultant. The Compensation Committee retained an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”), to advise on matters related to the CEO’s and other executives’ compensation. FW Cook does not provide any other services to the Company (other than its services for the Compensation Committee).

•	No Payment of Dividends on Unearned/Unvested Awards. We do not pay dividends or dividend equivalents on unearned and/or unvested equity incentive awards.

•

Clawback Policy. In connection with the SEC’s and NYSE’s new rules requiring adoption of a clawback policy applicable to incentive-based compensation for executive officers of listed companies, the Company has adopted an Incentive Based Compensation Recovery Policy (the “Clawback Policy”). Current executive officers of the Company have agreed in writing to the terms and conditions of the Clawback Policy. Under the Clawback Policy, if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the federal securities laws, the Company will recoup any erroneously awarded incentive-based compensation from the Company’s current and former executive officers. Additionally, the Company’s 2023 Stock Award and Incentive Plan (the “2023 Stock Plan”) includes additional award forfeiture provisions that provide for the cancellation or forfeiture of an award (in full or in part) in the event that the award recipient engages in misconduct related to the restatement of financial statements.

•

No Guaranteed Employment or Compensation. We do not maintain employment contracts of defined length with our CEO or other named executives, nor do we provide multi-year guarantees for base salary increases, bonuses, or long-term incentives.

•

Double-Trigger Change-in-Control Benefits and Vesting. In the event of a change in control, our executives, other than our CEO, will only receive benefits if there is a qualifying termination of employment (i.e., a double-trigger). Our CEO does not have a change-in-control agreement with the Company. All of our executives’ equity incentive awards are double-trigger.

•	No Change in Control Tax Gross-Ups. We do not provide tax gross-ups on change-in-control benefits.

•	Stock Ownership Guidelines. We have stock ownership guidelines for both the Board and management to ensure a commonality of interest with stockholders.

•	Anti-Hedging and Anti-Pledging Policy. Policies are in place that prohibit both employees and Board members from engaging in these practices.

16	|

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board is divided into three classes. Each class of directors is elected for a three-year term. On the recommendation of the Nominating Committee, the Board fixed the size of the board at seven directors.

On the recommendation of the Nominating Committee, the Board has nominated three candidates, each of whom is currently a director of the Company, to be elected as Class II directors at the 2024 Annual Meeting. If re-elected, the Class II directors will serve for three-year terms ending at the 2027 Annual Meeting of Stockholders, or when their successors are duly elected and qualified. The terms of the remaining Class III and Class I directors are scheduled to expire at the Annual Meetings of Stockholders to be held in 2025 and 2026, respectively.

Biographical information regarding each nominee and each incumbent director is set forth below as of May 1, 2024. In addition, information about each director’s specific experience, attributes and skills that has led the Board to believe that each of the directors is highly qualified to serve as a member of the Board is set forth below.

Each of our directors has contributed to the mix of skills, core competencies and qualifications of the Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions with a variety of well-respected companies in a wide range of industries. The Board believes that through their varying backgrounds, our directors bring a wealth of experiences, new ideas and solutions to our Board.

Each of the nominees has consented to be named as a nominee. If any nominee should become unavailable to serve, the Board may decrease the number of directors pursuant to our Amended and Restated Bylaws (the “Bylaws”) or may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable to serve.

2024 Proxy Statement	|	17

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors recommends that the stockholders vote “FOR”

the following Class II director nominees:

Janice E. Page
Age: 75 Director since: June 2004 Independent Committees: • Audit • Compensation • Nominating (Chair) Current Public Company Directorships: • None

BACKGROUND

Ms. Page spent 27 years in apparel retailing, holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company (“Sears”), including Group Vice President from 1992 to 1997. While at Sears, Ms. Page launched the direct-to-consumer business and oversaw sporting goods, men’s, women’s and children’s apparel, footwear and accessories, and beauty and fragrances, among other responsibilities. She holds a B.A. from Pennsylvania State University.

SKILLS AND QUALIFICATIONS

Ms. Page has extensive knowledge of the apparel retail industry and brings to the Board in-depth experience across diverse consumer product categories, as well as retail operations. Her service and tenure on public company boards allows her to provide the Board with a variety of perspectives on corporate governance issues.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Ms. Page serves on the advisory boards for the Daveler Entrepreneurship Scholarship of the University of South Florida and Champions for Learning Center for Innovation.

PREVIOUS DIRECTORSHIPS

Ms. Page previously served as a director of R.G. Barry Corporation from 2000 to 2014, Hampshire Group, Limited from 2009 to 2011 and Kellwood Company from 2000 to 2008. Ms. Page also served as Trustee of Glimcher Realty Trust, a real estate investment trust that owns, manages, acquires and develops malls and community shopping centers from 2001 to 2004.

18	|

PROPOSAL ONE: ELECTION OF DIRECTORS

David M. Sable

Age: 70 Director since: June 2013 Independent Committees: • Audit • Compensation • Nominating Current Public Company Directorships: • Ethan Allen Interiors Inc. (NYSE: ETD)

BACKGROUND

Mr. Sable has served as Vice Chair at Stagwell Global since October 2023. He is also Co-Founder and Partner of DoAble, a Marketing Consultancy focused on branding, positioning and big ideas. As Senior Advisor to WPP plc (“WPP”), a multinational communications, advertising, public relations, technology, and commerce holding company, he mentored and consulted across the company. Previously he was Chairman of VMLY&R, a global marketing agency, from 2011 to 2019. He propelled Y&R to a top-five global creative firm at Cannes, developed new resources and practices, expanded the global footprint of subsidiary company VML, and ultimately helped unify Y&R and VML into VMLY&R, one of the most successful agencies in the industry today.

Prior to his time at Y&R, Mr. Sable served at Wunderman, Inc., a leading customer relationship manager and digital unit of WPP, as Vice Chairman and Chief Operating Officer from August 2000 to February 2011. Mr. Sable was a Founding Partner and served as Executive Vice President and Chief Marketing Officer of Genesis Direct, Inc., a pioneer digital omni-channel retailer, from June 1996 to September 2000. Mr. Sable attended New York University and Hunter College in New York.

SKILLS AND QUALIFICATIONS

With more than 30 years of experience in digital leadership and marketing communications, Mr. Sable brings to the Board his strategic insight and ability to connect talent across marketing disciplines and geographies. The Board also benefits from his extensive involvement with community programs.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

In 2013, Fast Company named Mr. Sable one of the 10 Most Generous Marketing Geniuses. He currently serves on the Board of Directors of the International Special Olympics, as well as on the Executive Board of UNCF and he was Executive Producer on MTV’s highly acclaimed REBEL MUSIC series.

2024 Proxy Statement	|	19

PROPOSAL ONE: ELECTION OF DIRECTORS

Noel J. Spiegel
Age: 76 Director since: June 2011 Independent (Lead Independent Director) Committees: • Audit (Chair) • Compensation • Nominating Current Public Company Directorships: • Radian Group Inc. (NYSE: RDN)

BACKGROUND

Mr. Spiegel was a partner at Deloitte & Touche, LLP (“Deloitte”), where he practiced from September 1969 until his retirement in May 2010. In his over 40-year career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner, member of the Executive Committee, Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region), and as Partner-in-Charge of Audit Operations in Deloitte’s New York office. Mr. Spiegel holds a B.S. from Long Island University and he attended the Advanced Management Program at Harvard Business School.

SKILLS AND QUALIFICATIONS Mr. Spiegel provides expertise in public company accounting, disclosure and financial system management to the Board and, more specifically, to the Audit Committee.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

From 2006 to 2017, Mr. Spiegel was a Trustee, Chair of the Executive Committee and President of the Jewish Communal Fund of New York, a 501(c)(3) donor-advised fund.

PREVIOUS DIRECTORSHIPS Mr. Spiegel previously served as a director at Vringo, Inc. from 2013 to 2016 and vTv Therapeutics Inc. (Nasdaq: VTVT) from 2015 to 2022.

Awards and Recognitions: • National Association of Corporate Directors (“NACD”) Top 100 (2020)

20	|

PROPOSAL ONE: ELECTION OF DIRECTORS

The following Class III Directors have terms that

expire as of the 2025 Annual Meeting:

Deborah A. Henretta

Age: 62

Director since:

February 2019

Independent

Committees:

•  Audit

•  Compensation

•  Nominating

Current Public Company Directorships:

•  Corning, Inc.(NYSE: GLW)

•  Meritage Homes Corporation (NYSE: MTH)

•  NiSource, Inc. (NYSE: NI)

BACKGROUND

Ms. Henretta has over 30 years of business leadership experience across both developed and developing markets, as well as expertise in brand building, marketing, philanthropic program development, and government relations. She joined Procter & Gamble (“P&G”) in 1985. In 2005, she was appointed President acting as Senior Executive Officer of P&G’s business in Association of Southeast Asian Nations, Australia and India. She was appointed group president of P&G Asia in 2007, group president of P&G Global Beauty Sector in June 2013, and group president of P&G E-Business in February 2015. She retired from P&G in June 2015.

Ms. Henretta is a partner at Council Advisors (formerly G100 Companies) where she assisted in establishing a Board Excellence program that provides director education on board oversight and governance responsibilities, including in the areas of digital transformation and cybersecurity, as well as a partnership program for New Director Training. She holds an M.A. in advertising from Syracuse University and a B.A. in communications and a Hobart degree in humane letters from St. Bonaventure.

SKILLS AND QUALIFICATIONS

Ms. Henretta has significant experience in business leadership and global and international operations. She is skilled in brand building, marketing, and emerging market management. Ms. Henretta has risk management experience as an executive at P&G tasked with specific risk management duties. She also brings significant knowledge of digital transformation and cybersecurity to the Board. In April 2023, Ms. Henretta completed the Competent Boards Global ESG Certificate and Designation (GCB.D).

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Ms. Henretta was a member of Singapore’s Economic Development Board (“EDB”) from 2007 to 2013. She contributed to the growth strategies for Singapore, and was selected to serve on the EDB’s Economic Strategies Committee between 2009 and 2011. In 2008, she received a U.S. State Department appointment to the Asia-Pacific Economic Cooperation’s Business Advisory Council. In 2011, she was appointed chair of this 21-economy council, becoming the first woman to hold the position. In that role, she advised top government officials, including former President Barack Obama and former Secretary of State Hillary Clinton.

Ms. Henretta serves on the Board of Trustees of both St. Bonaventure University and Xavier University.

PREVIOUS DIRECTORSHIPS Ms. Henretta previously served as a director of Staples, Inc. (Nasdaq: SPLS) from 2016 to 2017.

2024 Proxy Statement	|	21

PROPOSAL ONE: ELECTION OF DIRECTORS

Cary D. McMillan

Age: 66

Director since:

June 2007

Independent

Committees:

•  Audit

•  Compensation (Chair)

•  Nominating

Current Public Company Directorships:

•  Hyatt Corporation (NYSE: H)

Awards and Recognitions:

•  NACD Top 100 (2023)

BACKGROUND

Prior to his retirement in 2020, Mr. McMillan served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President of Sara Lee Corporation (“Sara Lee”), a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee. Prior thereto, Mr. McMillan served as an audit partner with Arthur Andersen LLP. Mr. McMillan holds a B.S. from the University of Illinois and is a CPA.

SKILLS AND QUALIFICATIONS

Mr. McMillan brings to the Board demonstrated leadership abilities as a Chief Executive Officer and has a deep understanding of business, both domestically and internationally. His experience as a former audit partner and CPA also provides him with extensive knowledge of financial and accounting issues. Furthermore, Mr. McMillan’s current and prior service on other public boards provides the Board with diversified knowledge of best corporate governance and compensation practices.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. McMillan serves on the AEO Foundation Board and brings a wealth of philanthropic experience to the position. He serves on a number of nonprofit boards in Chicago including as Treasurer of both the Millenium Park Foundation and WTTW, the local PBS station. He is also a Trustee of the Art Institute of Chicago.

PREVIOUS DIRECTORSHIPS
Mr. McMillan previously served as a director of McDonald’s Corporation (NYSE: MCD) from 2003 to 2015, Hewitt Associates, Inc. from 2002 to 2010, and Sara Lee from 2000 to 2004.

22	|

PROPOSAL ONE: ELECTION OF DIRECTORS

The following Class I Directors have terms that

expire as of the 2026 Annual Meeting:

Jay L. Schottenstein

Age: 69

Director since:

March 1992

Executive

Committees:

•  None

Current Public Company Directorships:

•  Designer Brands Inc. (NYSE: DBI)

Awards and Recognitions:

•  World Retail Congress Retail Hall of Fame Inductee (2024)

•  T. Kenyon Holly Award for Outstanding Humanitarian Achievement (Two Ten Footwear Foundation) (2016)

•  Humanitarian of the Year: American Red Cross of Greater Columbus (2010)

BACKGROUND

Mr. Schottenstein has served as our Chief Executive Officer since December 2015. Prior thereto, he served as our Interim Chief Executive Officer from January 2014 to December 2015. He has served as Chairman of the Board since March 1992. He previously served the Company as Chief Executive Officer from March 1992 until December 2002 and as a Vice President and Director of the Company’s predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of Schottenstein Stores Corporation (“SSC”) since March 1992 and as President of SSC since 2001. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. Mr. Schottenstein also has served since March 2005 as Executive Chairman of the Board of Directors of Designer Brands Inc. (f/k/a DSW Inc.) (NYSE: DBI) and formerly served as that company’s Chief Executive Officer from March 2005 to April 2009. He has served as an officer and director of various other entities owned or controlled by members of his family since 1976. He is a graduate of Indiana University.

SKILLS AND QUALIFICATIONS

Mr. Schottenstein has deep knowledge and extensive experience with respect to the Company’s operations and the retail industry in general. His expertise in merchandising, operations, retail, real estate, brand building, and team management has guided the Company from a single-brand company to a multi-brand $5+ billion global specialty retailer.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. Schottenstein dedicates significant time to civic and cultural organizations. In 1985, he and his wife founded the Jay and Jeanie Schottenstein Foundation, the couple’s personal philanthropic organization. Together, they have donated millions of dollars to causes that improve the world, from arts and culture to mental health and cardiovascular research.

The Schottensteins support many local organizations, including the Columbus Museum of Art, the United Way of Central Ohio, and The Ohio State University. In 2008, the Schottensteins endowed the biennial Jay and Jeanie Schottenstein Prize in Cardiovascular Sciences at The Ohio State University, an esteemed award given to outstanding medical and research professionals in the field. In 2010, Mr. and Mrs. Schottenstein were named Humanitarians of the Year by the American Red Cross of Central Ohio. In 2021, the Schottensteins pledged $10.15 million to The Ohio State University toward improving students’ access to behavioral healthcare and reducing stigma surrounding mental illness. Mr. Schottenstein is a member of the board of directors at the Columbus Partnership and the Columbus Development Corporation.

PREVIOUS DIRECTORSHIPS

Mr. Schottenstein previously served as a member of the Board of Directors for Albertsons Companies Inc. (NYSE: ACI) from 2006 to 2022.

2024 Proxy Statement	|	23

PROPOSAL ONE: ELECTION OF DIRECTORS

Sujatha Chandrasekaran

Age: 56

Director since:

March 2018

Independent

Committees:

•  Audit

•  Compensation

•  Nominating

Current Public Company Directorships:

•  Cardinal Health (NYSE: CAH)

•  Brenntag SE (ETR: BNR)

•  ATOS (PAR: ATO)

Awards and Recognitions:

•  Directors & Boards: Director to Watch (2023 and 2019)

•  Modern Healthcare: Top 25 Women Leaders in Healthcare (2022)

•  Forbes: Innovative Technology leader (2021)

•  NACD Governance Fellow (2018)

•  IDG: CIO Hall of Fame (2017)

BACKGROUND

Ms. Chandrasekaran has been an advisor and independent consultant in the technology and consulting sectors since July 2022. Previously, she served as Senior Executive Vice President and Chief Digital and Information Officer for CommonSpirit Health, a non-profit health system, from 2019 to 2022. Prior to that, she was Global Chief Information Officer for Kimberly Clark Corporation, a multinational personal care corporation focused on consumer products, from 2016 to 2019 and Senior Vice President, Global Chief Technology and Data Officer for Walmart Inc. from 2011 to 2016. Before joining Walmart, Ms. Chandrasekaran held senior technology, digital, and ecommerce roles at The Timberland Company and leadership roles at Nestlé S.A.

Ms. Chandrasekaran holds a bachelor of engineering degree from University of Madras, India; a master of business systems from Monash University, Melbourne Australia; and an Executive Development Education Certificate from London Business School. She is certified as NACD.DC.

SKILLS AND QUALIFICATIONS

Ms. Chandrasekaran brings vast information, artificial intelligence (“AI”) and digital technology expertise and a wealth of leadership experience in the global retail, eCommerce, consumer and supply chain industries to the Board. Ms. Chandrasekaran is an industry thought leader in digital business transformation, digital business models, innovation and talent transformation. She possesses deep technical expertise in cybersecurity, data, Al and multiple technologies. Ms. Chandrasekaran also brings significant risk management and data protection experience as an executive level Enterprise Risk Committee member at Kimberly-Clark Corporation, CommonSpirit Health and the Timberland Company and the Enterprise Privacy Council at Walmart Inc.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Ms. Chandrasekaran serves as a director of Pando.AI a privately held AI & digital supply chain platform company, and Agendia, Inc., a privately held commercial-stage company focused on precision oncology for breast cancer. Ms. Chandrasekaran is the founder and chair of the board at T200 Foundation, a non-profit focused on developing women in technology.

PREVIOUS DIRECTORSHIPS

Ms. Chandrasekaran previously served as a director of Barry Callebaut AG (SIX: BARN), publicly listed on the Swiss stock exchange, from 2018 to 2020 and Blume Global Technologies, a company focused on digital supply chain platform software-as-a-service, data and AI platform from 2019 to 2023.

24	|

CORPORATE GOVERNANCE

The following section discusses the Company’s corporate governance, including the role of the Board and its Committees. Additional information regarding corporate governance, including our Corporate Governance Guidelines, the charters of our Audit, Compensation, and Nominating Committees and our Code of Ethics, which applies to all of our directors, officers (including the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer) and employees, may be found on our Investors website at investors.ae.com. Any amendments or waivers to our Code of Ethics will also be available on our website. The Code of Ethics includes our privacy and data security policies, as well as our policy on anti-corruption and bribery. We also have a comprehensive Code of Conduct that governs the behavior of our production, sourcing and supply chain business partners, and we routinely audit the factories with which we do business in order to ensure compliance with our expected standards of operations, human rights and quality in our products. A copy of the corporate governance materials is available in print to any stockholder upon request.

The Evolving Role of the Board

AEO benefits greatly from the vast industry-relevant experience, deep institutional knowledge, and thoughtful engagement of our Board. During Fiscal 2023, the Board continued to adapt and respond to the remarkable speed, volume and proliferation of issues that have created challenges, opportunities and responsibilities for the Company. As the business environment has grown more complex with macroeconomic uncertainty, geopolitical tensions, regulatory unpredictability, political polarization, culture wars, cyber threats, and the growth of generative artificial intelligence, our Board tapped into their experience and expertise to ensure that the Company is continuing to conduct its business to enable its continued success and increase in value over the long-term notwithstanding this unprecedented complexity. Far from a one-size-fits-all approach, our Board has used its knowledge, agility and focus to ensure that best-in-class policies, practices, and processes are in place, acknowledging the dynamic nature of our business and the material risks facing our industry and the Company.

Our Board’s Principles of Effectiveness

As the expectations and responsibilities of the Board continued to evolve during Fiscal 2023, our directors adhered to critical fundamental principles to maintain effective operation:

•

Constant attention on AEO’s priorities. While the number of issues that require Board attention has expanded, the Company and the directors have carefully crafted meeting agendas to ensure sufficient time and focus was given to those issues that would or could materially impact the business in the near-, medium-, and long-term. Further, the Board was able to align priorities while distributing responsibilities to each independent director serving on each of the three committees.

•

Effective collaboration with Management. The Board’s relationship with management has been central to its effectiveness. A relationship of mutual trust and candor ensures that information is timely received and the Board’s feedback can be reflected in day-to-day operations. The Board has leveraged management’s expertise to stay informed on emerging issues and identification of issues to share feedback and receive input frequently.

•

Cohesiveness of the Directors. Our directors have skills of leadership, diplomacy, judgment and overall business acumen that are vital to ensuring an effective, engaged oversight role. The ability to amicably raise and discuss different perspectives, and a willingness to build consensus and collaborate with each other have been vital to the well-functioning operation of the Board.

•

Balancing the Near- and Long-Terms. The Board has helped Management balance the need to deliver near-term results with developing longer-term stockholder value. The Board has empowered management to consider the longer-term direction of the business and has helped management see around corners, balance competing interests, anticipate risks and threats and explore new opportunities to achieve its new long-term corporate strategy.

•

Participate in the Innovation. As much as AEO is an innovator in retail, the Board has ensured that it has developed policies, practices and processes that are tailored to the needs of the business. While the Board remains informed about peers and the market as appropriate, our directors have remained open to creative approaches to unprecedented challenges in a way that is appropriate for AEO and all of its stakeholders.

2024 Proxy Statement	|	25

CORPORATE GOVERNANCE

Our Board’s Primary Responsibilities

Board Oversight of AEO’s Strategy and Capital Deployment

The Board receives frequent updates on the Company’s performance and is actively engaged in reviewing and assessing the Company’s strategy, both long- and short-term, including major business and organizational initiatives, capital allocation priorities and potential business development opportunities. During Fiscal 2023, the Board was instrumental in the oversight of management’s profit improvement work which was initiated during the year. The Board reviews performance against strategy on a regular basis through robust discussions at Board meetings and through regular updates from management. In addition, at least one Board meeting per year is focused on review of strategy and strategic alignment, including identification of any risks that could impact results. At this meeting, the Board provides input on and oversight of the short-term strategic goals and direction of the Company. The Board also reviews and approves capital deployment, including dividends and share repurchase plans.

Board Oversight of Risk Management

The Board as a whole has the responsibility for risk oversight and management, with a focus on the most significant risks facing the Company, including strategic, competitive, economic, operational, financial, legal, regulatory, cybersecurity, ESG, compliance, and reputational risks. In addition, Board Committees oversee and review risk areas that are particularly relevant to their respective areas of responsibility and oversight and regularly report to the full Board on such areas. The risk oversight responsibility of the Board and its Committees is supported by our management reporting processes, which are designed to provide visibility to the Board to those Company personnel responsible for risk assessment, including our management-led Enterprise Risk Management Committee, and information about management’s identification, assessment, and mitigation strategies for critical risks. The Company’s Enterprise Risk Management Committee is chaired by the Chief Financial Officer and is composed of all members of our executive leadership team, as well as other key financial-control representatives. The Board receives regular Enterprise Risk Management risk report from the Chief Financial Officer during routine Board meetings. In addition, our Company employs a Chief Compliance Officer who provides regular updates to the Audit Committee on compliance-related matters. In overseeing risk management, the Board and management also leverage the expertise of external advisors, as needed.

Risk Oversight by the Board
Full Board

•  Assesses major risks facing the Company and reviews options for risk mitigation with the assistance of management and the Board Committees

•  Monitors risks that have been delegated to a particular Committee through regular reports provided by the respective Board Committee

Audit Committee	Compensation Committee	Nominating Committee

•  Assesses major financial risk exposures and steps taken by management to address the same

•  Responsible for the review and assessment of information technology and cybersecurity risk exposures and the steps taken to monitor and control those exposures (see details below)

•  Reviews risks identified during the internal and external auditors’ risk assessment procedures

•  Oversees risk management related to employee compensation plans and arrangements

•  Assesses whether the Company’s compensation plans and practices may incentivize excessive risk-taking and discusses at least annually the relationship between risk management policies and compensation

•  Manages risks associated with corporate governance policies and practices

•  Reviews any risks and exposures relating to director and executive succession planning

•  Oversees risk management related to the Company’s governance and corporate social responsibility matters

26	|

CORPORATE GOVERNANCE

Cybersecurity & Data Governance Oversight

The Board recognizes the importance of maintaining the trust and confidence of our various stakeholders. The Board as a whole has responsibility for the Company’s oversight and management of cybersecurity risks. At the management level, to more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Security Officer whose team is responsible for leading our company-wide cybersecurity strategies, policies, standards, architectures, operations and processes. The Audit Committee receives regular reports from the Chief Information Security Officer on pertinent cyber risk exposures, the status of projects designed to fortify our Information Security Program, metrics on the effectiveness of this program, and the emerging threats in this area. Furthermore, on at least a quarterly basis or more often as needed, the Chief Information Security Officer provides pertinent cybersecurity risk exposures and updates along with various other business units as part of the enterprise risk management report to the Audit Committee. On an annual basis, management invites third-party cyber experts to present to the Audit Committee on best practices in cybersecurity oversight. The Board also receives quarterly reports from management on risks and action plans related to data governance, artificial intelligence opportunities and privacy compliance.

Board Oversight of Sustainability and Our ESG Program

We engage with a diverse group of stakeholders, including our vendors and partners, our associates, our customers, our communities, and our investors to ensure we are thoughtfully considering their perspectives to determine priorities within our Build A Better World strategy. Our Board plays an active and vital role in overseeing our ESG initiatives and ensuring that any ESG risks and opportunities are integrated into the Company’s long-term strategy. Given the breadth of matters that fall within the ESG umbrella for a retail company of our size and scale, oversight of those issues is allocated among each of the Committees as outlined below.

Nominating Committee	Audit Committee	Compensation Committee

Environmental Impact	Privacy and Data Security	Human Capital Management Disclosures

Culture/IDEA	Anti-Corruption and Bribery	Executive Compensation

Human Rights	Business Ethics and Integrity	Employee Well-Being

Philanthropy/Charitable Giving	Responsible Innovation

Board Structure and Governance Issues	ESG Measurement, Controls and Reporting

Public Policy

At the management level, given the breadth of issues that touch ESG, all ESG matters are ultimately coordinated by a committee of our Chief Financial Officer, Chief Human Resources Officer, Chief Supply Chain Officer, Chief Accounting Officer, and General Counsel & Chief Compliance Officer. Depending on the topic, we have subject matter experts who present proposals and ideas to the committee, which provides a robust and holistic review of the various matters presented, including how each proposal aligns with AEO’s strategy and returns value to our stakeholders.

Director Selection and Nominations

The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Nominating Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the future growth of our business. This includes a review of issues of diversity in background and experience in different substantive areas such as retail operations, marketing, technology, distribution, mergers and acquisitions, and finance. The Board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state, or local law. The Nominating Committee has formalized its diversity focus by mandating that any search that the Nominating Committee engages for a new director must include women and minority candidates in the pool from which the Nominating Committee selects director candidates. The Nominating Committee will continue to review the efficacy of this policy on a going-forward basis. Board diversity is valued and provides many benefits, including creativity, variety in approaches to problem solving, and the ability to work effectively in our various markets. We also value a Board that reflects the diverse makeup of our associate and customer base.

Pursuant to its charter, the Nominating Committee has the authority to retain consultants and search firms to assist with the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm.

2024 Proxy Statement	|	27

CORPORATE GOVERNANCE

Director Skills and Qualifications

The Nominating Committee believes that the current members of the Board collectively have the level and balance of skills, experience, diversity, and character to execute the Board’s responsibilities. The table below is a summary of the range of skills and experiences that each director brings to the Board, each of which we find to be relevant to our business. Because it is a summary, the table does not include all of the skills, experiences, and qualifications that each director offers, and the fact that a particular experience, skill, or qualification is not listed does not mean that a director does not possess it. All of our directors exhibit high integrity, an appreciation for diversity of background and thought, innovative thinking, a proven record of success, and deep knowledge of corporate governance requirements and best practices.

ATTRIBUTES, EXPERIENCE AND SKILLS
SKILLS CENTRAL TO AEO’S STRATEGY
Retail Industry	✓	✓	✓	✓	✓	✓	✓
Marketing and Consumer Insight	✓	✓	✓	✓	✓	✓	✓
Technology and Digital	✓	✓	✓			✓	✓
Real Estate	✓				✓
International	✓	✓	✓	✓	✓	✓	✓

CORE COMPETENCIES
Leadership	✓	✓	✓	✓	✓	✓	✓
Risk Management	✓	✓	✓	✓	✓	✓	✓
Audit Committee Financial Expertise			✓	✓	✓		✓
Cybersecurity		✓
Crisis Management	✓	✓	✓	✓	✓	✓	✓

Director Tenure

The Nominating Committee and the Board believe it is important for the Board to be “refreshed” by adding new directors from time to time, balanced against the importance of having directors who have deep, historical experience and institutional knowledge of the Company, its strategies and market opportunities and challenges. Accordingly, the Company does not have a mandatory retirement age or term limits for its directors.

In the last six years, the Board appointed three new independent directors, all of whom brought diverse backgrounds and experience to the Company. Of our current directors, two joined the Board in the last six years. The Nominating Committee and the Board also believe that our longer-serving directors bring critical skills and a historical perspective to the Board that are highly relevant in a cyclical business such as retail. In addition, the Nominating Committee and the Board believe that longer-serving directors have a deep knowledge and understanding of our business, balanced against the fresh information and perspectives brought by our newer directors.

BALANCED TENURES OF INDEPENDENT DIRECTORS

5 – 9 years:	Two Directors

10 – 15 years:	Two Directors

16 – 19 years:	Two Directors

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Director Time Commitments and Protections Against Overboarding

The Board appreciates that serving on a public board of directors is a significant responsibility and time commitment. Board members are expected to spend the time needed and meet as often as necessary to discharge their responsibilities properly. In considering each Board member’s ability to properly discharge their duties, the Nominating Committee will annually review each Board member’s various time commitments, including without limitation their primary occupation, service on public company boards and committee memberships, as well as service with private companies and non-profit organizations.

The Board has approved a policy in our Corporate Governance Guidelines to review and limit the number of public company boards on which our directors may serve. Directors who are full-time employees of other companies generally may not serve on more than two public company boards (including our Board) at one time, and directors who are retired from full-time employment generally may not serve on more than four public company boards (including our Board) at one time unless otherwise determined by the Nominating Committee. Our CEO may not serve on more than one other public company board unless otherwise determined by the Nominating Committee.

Director Recommendations and Nominations

Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders and management. All candidates are reviewed in the same manner, regardless of the source of the recommendation. From time to time, the Nominating Committee retains the services of a search firm to assist in identifying and evaluating qualified director candidates. The Nominating Committee will consider, in normal course, the recommendations of stockholders regarding potential director candidates and, in doing so, will consider the needs of the Board and the qualifications of each candidate. Stockholders may recommend potential director candidates for consideration by the Nominating Committee by submitting the recommendation in writing to the Chair of the Nominating Committee, in care of the Company, at the Company’s principal executive offices at 77 Hot Metal Street, Pittsburgh, PA 15203.

Additionally, stockholders may nominate candidates to the Board pursuant to the procedural, informational, and consent requirements set forth in our Bylaws. See “Submission of Nominations and Proposals for the 2025 Annual Meeting” for information regarding the submission of director nominations.

Director Independence

Our Board is 86% independent and such independent oversight bolsters our success. Our Board has determined that each of the following non-employee directors qualifies as “independent” in accordance with the listing requirements of the New York Stock Exchange (“NYSE”) and applicable SEC rules:

Sujatha Chandrasekaran
Deborah A. Henretta
Cary D. McMillan
Janice E. Page
David M. Sable
Noel J. Spiegel

In particular, the Board affirmatively determined that none of these directors had relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual. The Board also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards and applicable SEC rules and considered the additional factors under the NYSE listing standards relating to members of the Compensation Committee before determining that each member of the Compensation Committee is independent.

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CORPORATE GOVERNANCE

In making these determinations, the Board evaluated all factors and circumstances that it considered relevant, including the following:

•	Whether the director is currently, or at any time during the last three years was, an employee of the Company or any of its subsidiaries;

•	Whether any immediate family member of the director is currently, or at any time during the past three years was, an executive officer of the Company or any of its subsidiaries;

•

Whether the director is an employee or any immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount that is in excess of the greater of $1 million, or 2% of such other company’s consolidated fiscal gross revenues in the current year or any of the past three fiscal years;

•

Whether the director is an executive officer of a charitable organization that received contributions from the Company or any of its subsidiaries in the past three years in an amount that exceeds the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues;

•

Whether the director or any of the director’s immediate family members is, or has been in the past three years, employed as an executive officer by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;

•

Whether the director or any of the director’s immediate family members is, or has been in the past three years, a partner or employee of the Company’s independent registered public accounting firm; and

•

Whether the director or any of the director’s immediate family members accepted any payment from the Company or any of its subsidiaries in excess of $120,000 during the current fiscal year or any of the past three fiscal years, other than compensation for Board or Committees service and pension or other forms of deferred compensation for prior service.

Mr. Schottenstein is not independent because he is an executive officer of the Company. See “Related Party Transactions” for information regarding our policy on related party transactions and transactions with affiliates of Mr. Schottenstein, who is our sole employee director.

Board Leadership Structure

We believe the Company’s current leadership structure with a combined Executive Chairman and Chief Executive Officer (held by Mr. Schottenstein), balanced by a strong Lead Independent Director (appointed annually by the independent directors), and Committees composed entirely of independent directors deliver the best results for our business. Having Mr. Schottenstein in this combined position provides unified leadership and direction to the Company and valuable insight to the Board. His duties include presiding over meetings of the Board, setting meeting agendas and schedules of the Board in collaboration with the Lead Independent Director, determining whether there are major risks upon which the Board should focus at meetings, and providing strategic and business awareness and guidance to the Board. Our Board believes that the current Board composition, along with an emphasis on Board independence, provides effective independent oversight of management.

Mr. Spiegel served as our Lead Independent Director for Fiscal 2023. Our Corporate Governance Guidelines establish robust and well-defined duties for our Lead Independent Director. Our Board’s support of the current leadership structure is premised on these duties being transparently disclosed, comprehensive in nature, and actively exercised. The Lead Independent Director is responsible for:

•	Presiding over the meetings of independent directors;

•	Serving as a liaison between the Executive Chair and independent directors;

•	Having input on information sent to the Board;

•	Collaborating with the Executive Chair and providing material input on meeting agendas for the Board; and

•	Approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

The Lead Independent Director also has the authority to call meetings of the independent directors, and, if requested by major stockholders, is available, when appropriate, for consultation and direct communication with our stockholders. We believe that this leadership structure provides our Board with the greatest depth of leadership and experience, while also providing independent oversight of the Company. Mr. Spiegel also meets regularly with members of management across the Company between Board and Committee meetings.

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Board Practices

Meetings of Independent Directors

The Board’s policy is to have the independent directors meet separately in executive sessions in connection with each regularly scheduled Board meeting (at least four times annually). During each meeting of the independent directors, the Lead Independent Director, Mr. Spiegel, presides and leads the discussion. The independent directors of the Board also meet more frequently in between regularly scheduled quarterly meetings, if needed.

Self-Assessments

We annually evaluate the performance of the Board and its Committees. The Board believes it is important to assess both its overall performance and the performance of its Committees, and to solicit and act upon feedback received, where appropriate. As part of the Board’s self-assessment process, directors consider various topics related to Board composition, structure, effectiveness, and responsibilities, as well as the overall mix of director skills, experience, and backgrounds. The Board is undergoing a review of its self-assessment process during 2024 and, as a result, the Nominating Committee expects to implement various enhancements to its process.

Director Education/Orientation

Our Board believes that director education is vital to the ability of directors to fulfill their roles and supports Board members in their continuous learning. The Board encourages directors to participate annually in external continuing director education programs, and we reimburse directors for their expenses associated with this participation. For example, Ms. Henretta recently received the Competent Board ESG Certification Program Certificate, Ms. Chandrasekaran received the NACD cybersecurity oversight CERT certification and Mr. Sable participated in the Harvard Business School: Marking Corporate Boards More Effective program. Our directors also attend professional development forums and industry-leading conferences convened by the NACD, external accounting firms, and retail/brand organizations focused on topics that are relevant to their duties as a director.

Continuing director education is also provided during Board meetings and other Board discussions as part of the formal meetings and as stand-alone information sessions outside of meetings. Throughout Fiscal 2023, our Board participated in roundtable discussions with our external advisors and learning opportunities with management on various topics including:

• Governance matters • Executive compensation • Stockholder engagement	• Industry- and Company-specific regulatory developments • Cybersecurity, including new SEC cybersecurity disclosure requirements	• Artificial intelligence • Crisis management • Workplace culture

All new directors also participate in our director orientation program during their first six months on our Board. The Board believes that it is important for each newly elected director to have an understanding of our Company, the specialty retail industry, and his or her duties as a director. We provide this initial information through a combination of reference materials, formal meetings with business leaders and tours of our facilities/store locations. The orientation program is designed to familiarize new directors with the Company’s businesses, strategies and challenges. We believe that this onboarding approach over the first six months of Board service, coupled with participation in regular Board and Committee meetings, provides new directors with a strong foundation in our Company’s businesses, connects directors with members of management with whom they will interact and oversee, and accelerates their effectiveness to engage fully in Board deliberations.

Management Succession Planning

Succession planning and talent development are important at all levels within the Company. The Board regularly reviews short- and long-term succession plans for the CEO and other executive officers. The Nominating Committee is responsible for recommending to the Board any candidates for succession under the succession plan for the CEO and any changes to such candidates. In assessing possible CEO candidates, the Nominating Committee identifies the skills, experience and attributes it believes are required for an effective CEO in light of the Company’s business strategies, opportunities and challenges. More broadly, the Board engages with the Company’s leadership team on matters of talent and culture, including around the development of the Company’s talent pipeline and advancing diversity and inclusion efforts across AEO. The Board meets annually for a two-day succession planning and talent development session with the CEO and executive officers.

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Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These Committees are governed by written charters, which were approved by the Board and are available on our Investors website at investors.ae.com.

The following sets forth Committee memberships as of the date of this Proxy Statement.

Director	Audit Committee	Compensation Committee	Nominating Committee

Jay L. Schottenstein, Executive Chairman of the Board and Chief Executive Officer	—	—	—

Sujatha Chandrasekaran

Deborah A. Henretta

Cary D. McMillan

Janice E. Page

David M. Sable

Noel J. Spiegel, Lead Independent Director

= Member	= Committee Chair	= Audit Committee Financial Expert

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Board Committee Responsibilities

	Responsibilities	Committee Members	Meetings in Fiscal 2023

AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board with oversight of:

•  the integrity of the financial statements;

•  the qualifications, performance and independence of the Company’s independent registered public accounting firm;

•  the performance of the internal audit function;

•  our compliance with regulatory and legal requirements, including the financial reporting and disclosure process;

•  the performance of the Company’s ethics and compliance function; and

•  the assessment of key financial and certain other risks to the Company.

The Audit Committee also reviews, approves, and monitors the terms of any new related party transactions, as required, in accordance with the policy developed and approved by the Audit Committee.

The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the NYSE listing standards and applicable SEC rules.

		Sujatha Chandrasekaran Deborah A. Henretta * Cary D. McMillan * Janice E. Page * David M. Sable Noel J. Spiegel (Chair)* * Audit Committee financial experts	15

COMPENSATION COMMITTEE

The primary function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other matters, the Compensation Committee:

•  reviews, recommends, and approves salaries and other compensation of executive officers;

•  administers our stock award and incentive plans (including reviewing, recommending, and approving stock award grants to executive officers); and

•  reviews and makes recommendations to the Board regarding director compensation.

The Compensation Committee has the authority to retain a compensation consultant after taking into consideration all factors relevant to the adviser’s independence from management, including those specified in Section 303A.05(c) of the NYSE Listed Company Manual.

The Compensation Committee also has the authority to delegate its authority to subcommittees, including subcommittees consisting solely of one or more persons, other Board members, and/or officers. Additionally, the Compensation Committee may delegate to the CEO the authority to review and grant equity awards to employees who are not executive officers.

All members of the Compensation Committee are independent under applicable NYSE listing standards and qualify as “non-employee” directors within the meaning of Rule 16b-3 under the Exchange Act.

		Sujatha Chandrasekaran Deborah A. Henretta Cary D. McMillan (Chair) Janice E. Page David M. Sable Noel J. Spiegel	12

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Board Committee Responsibilities

	Responsibilities	Committee Members	Meetings in Fiscal 2023

NOMINATING COMMITTEE

The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to:

•  the organization and operation of the Board;

•  selection of nominees for election to the Board;

•  evaluation of Board procedures and performance;

•  executive succession planning and leadership development; and

•  social responsibility, environmental sustainability, and other corporate governance matters.

The Nominating Committee developed and reviews annually our Corporate Governance Guidelines, which were adopted by the Board and are available under the “Corporate Governance” section of our website at investors.ae.com.

All members of the Nominating Committee are independent under applicable NYSE listing standards.

		Sujatha Chandrasekaran Deborah A. Henretta Cary D. McMillan Janice E. Page (Chair) David M. Sable Noel J. Spiegel	7

Communications with the Board

The Board provides a process for stockholders and all interested parties to send communications to the Board, the Lead Independent Director, the independent directors as a group, or individual directors as described on our Investors website at investors.ae.com.

Stockholders wishing to communicate with the Board may send an email to boardofdirectors@ae.com or write to American Eagle Outfitters, Inc. at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, PA 15203, c/o the Corporate Secretary. Communications intended for a specific director or directors (such as the Lead Independent Director or independent directors) should be addressed to his, her or their attention c/o the Corporate Secretary at this address. Communications received from stockholders are provided directly to the applicable Board member or members following receipt of the communications (other than spam, junk mail, mass mailings, solicitations, resumes, job inquiries, or other matters unrelated to the Company).

Director Meetings and Attendance

As discussed above, the expectations and responsibilities of the Board continued to evolve during Fiscal 2023, including their instrumental involvement in the Company’s strategy, both long- and short-term. and oversight of management’s profit improvement work which was initiated during the year. During Fiscal 2023, the Board held six meetings and the committees of the Board held a total of 34 meetings. Overall attendance at such meetings was approximately 99%. Each director attended 94% or more of the aggregate of all meetings of the Board and the committees on which he or she served during Fiscal 2023. It is our expectation, but not a requirement, that all current directors attend the Annual Meeting of Stockholders. All then-serving members of the Board virtually attended our 2023 Annual Meeting.

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Stockholder Engagement

We value regular dialogue with all our stakeholders. The Company has an extensive, year-round stockholder engagement program led by management and overseen by the Board. Through this program, management addresses questions and concerns, provides perspective on the Company’s strategy and business performance, provides details of the Company’s policies and practices and seeks stockholder feedback.

WHO WE ENGAGE	HOW WE ENGAGE	WHO IS INVOLVED	TOPICS OF ENGAGEMENT
We engage with a wide range of constituents, including: • Institutional stockholders • Research analysts • Proxy advisory firms • ESG rating firms • Regulators

We pursue multiple avenues for engagement, including:

•  Quarterly investor calls and investor-led confeences and presentations

•  Company-hosted investor meetings, both in-person and virtual

•  Annual Meeting of Stockholders

•  Quarterly and annual reporting and disclosures

• Executive leadership team • Investor Relations team • Independent directors

Our interactions cover a broad range of topics including:

•  Business performance and execution

•  Long-term strategic initiatives to drive growth and stockholder returns

•  Executive compensation; sustainability; diversity, equity and inclusion

•  Company culture

In Fiscal 2023, the Company continued to have extensive engagement with our stockholders and met with approximately 41% of our top 100 stockholders, who collectively owned approximately 46% of the total shares outstanding as of February 4, 2024. In addition to regular engagement with our stockholders, we also participated in a number of conferences which are included in the list of our engagement highlights below:

MARCH	APRIL	MAY	JUNE

•  Fourth Quarter and Full Year Fiscal 2022 Earnings

•  Publication of Fiscal 2022 Form 10-K

•  Bank of America Consumer and Retail Conference

•  Citi Global Consumer Conference

•  JP Morgan Retail Round Up Conference

•  Shoptalk Conference

	• Proxy Advisory Firm outreach • Publication of 2023 Proxy Statement • World Retail Congress	• First Quarter 2023 Earnings	• Annual Meeting of Stockholders
SEPTEMBER	NOVEMBER	DECEMBER	JANUARY

•  Second Quarter 2023 Earnings

•  Publication of Second “Building a Better World” Report

•  Wells Fargo Consumer Conference

•  Company-hosted Investor Meetings

•  Independent Director conversations with Top Five Stockholder

	• Third Quarter 2023 Earnings	• Independent Director conversations with Investor Communications Consultant	• ICR Investor Conference

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ESG at AEO (“Building a Better World”)

As we focus on growing our brands and generating stockholder returns, our corporate strategy and culture are equally aligned with our business-specific ESG initiatives. Below are highlights of our goals and achievements made through our ESG initiatives. Our key areas of focus are prioritized by what matters most to our business and our stakeholders, including our customers, associates, vendors, investors and regulators. Unless otherwise stated, the information and data presented in this section primarily covers Fiscal 2023.

FOCUS AREA	GOALS + ACHIEVEMENTS

INCLUSION, DIVERSITY, EQUITY AND ACCESS

We believe Inclusion, Diversity, Equity, and Access (IDEA) are the foundation to our REAL culture, which is a culture that is inclusive, optimistic, and empowering and celebrates self-expression. Our purpose is to show the world that there’s REAL power of optimism. Our mission is to achieve sustainable progress in the pillars of hiring, community, and development through strategic, data-supported, and people-centric action. We are a global company with associates from various backgrounds. As of February 3, 2024, approximately 47% of our U.S. associate population self-identified as People of Color (“POC”), which includes 27.5% Hispanic, 10.5% Black, 4% Asian, 1% American Indian or Native Hawaiian, 4% two or more races or other, and 1% not reported. Approximately 52% of our U.S. associate population self-identified as White. Globally, approximately 80% of our associates self-identified as women.

We made significant progress toward our IDEA mission in Fiscal 2023, including:

•  The expansion of structured hiring to operationalize a more thoughtful and standardized approach to hiring—leading to a more equitable, accessible and inclusive process.

•  Recognition by Newsweek as one of America’s Greatest Workplaces for Diversity and one of America’s Greatest Workplaces for Job Starters.

•  Growing partnerships with external organizations such as Carnegie Mellon University, The Advanced Leadership Institute (TALI) and the National Retail Federation to expand the scope and reach of development opportunities focused on emerging leaders.

•  Furthering membership of Networks & Connections (our Employee Resource Groups) to non-corporate populations, providing greater engagement in IDEA-related activities. For example, the Real Pride network organized and coordinated Pride Month events across the country with local store associates and community-based organizations.

•  Consistent with our goal to strategically expand sources of talent acquisition, we engaged with organizations and departments within both colleges and universities frequently referred to as predominantly white institutions (PWIs) and historically black colleges and universities (HBCUs), highlighted by closer partnerships with organizations at the University of Pittsburgh and a new partnership with North Carolina Central University and Harlem’s Fashion Row.

POSITIVELY IMPACTING OUR COMMUNITIES

We continue to place a high priority on giving back in our communities through associate volunteerism and supporting organizations that empower youth.

•  AEO, our corporate foundations and our customers contributed an aggregate of nearly $9 million in monetary and in-kind donations to communities in need across the globe.

•  The Aerie Real Foundation celebrated its first anniversary and surpassed $1 million in grant making since its inception. To date, the foundation has positively impacted more than 183,000 people.

•  The AEO Foundation distributed $1.4 million in grassroots funding throughout the U.S. and Canada, the most in its history.

•  AEO associates volunteered more than 15,000 hours in local communities, putting us on track to surpass our goal of 100,000 volunteer hours by 2030.

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FOCUS AREA	GOALS + ACHIEVEMENTS

GLOBAL SUPPLY CHAIN

As regulatory and due diligence requirements increase, it is critical that we work with suppliers to ensure that they operate safely and ethically and also treat their workforce fairly and equitably. In addition to quality assurance, we assess ESG risks for suppliers who are manufacturing AEO products and conduct on-site audits as appropriate.

CONTINUED WORK ON SUSTAINABILITY & CLIMATE- RELATED OPPORTUNITIES

We seek to continually evolve our disclosures to better meet the expectations of stockholders and stakeholders. We issued our ESG Report for 2022 data, which included the Sustainability Accounting Standards Board (“SASB”) reporting standards for apparel companies. The report also included information regarding our climate-related risk and opportunities using the Task Force on Climate-related Financial Disclosures (“TCFD”) methodology.

AEO continues to work to reduce Scope 1 and 2 greenhouse gas emissions (GHG) and reduce Scope 3 GHG emissions from purchased goods, services and capital goods.

On our journey to 100% renewable energy in our operations, we continue to source renewable energy for our offices, distribution centers and stores in nine states.

We recognize that indirect emissions, Scope 3, represent a majority of our GHG footprint. Of these, we focus on our manufacturing supply chain, Category 1—Purchased Goods and Services (PG&S) and Category 2—Capital Goods (which make up 85% of our Scope 3 emissions) for our SBTI verified goal. Acknowledging the impact of coal use on the environment and our emissions, we have committed to not accept any new factories into the AEO supply chain that use coal-fired boilers after 2025. We are working with our existing factory base to phase out coal-fired boilers entirely by 2030.

FURTHERING OUR WATER LEADERSHIP PROGRAM

The manufacturing of jeans is a water-intensive process and we are committed to improving efficiency and ensuring factory partners are dedicated to water conservation. The factories we use have reduced freshwater intensity by 38% (since 2017), minimizing the amount of water used to make each AE jean by 13 gallons. 100% of eligible denim laundries recycle water back into production, with a total of 64% of water recycled across all factories.

PRODUCTS WITH LOWER ENVIRONMENTAL IMPACT

We are making great strides in expanding products under our Real Good label, an offering of the most sustainable items in our collection. Real Good styles include good-for-the-planet materials that have been sustainably produced and/or sourced, such as recycled polyester and nylon, as well as cotton that’s recycled, organic, and/or sustainably sourced through the Better Cotton Initiative.

Real Good jeans and denim fabrics are made in factories that meet expectations for our Water Leadership Program. Those expectations include water reduction and management, wastewater without restricted or hazardous chemicals, and water recycling. This drive has contributed to meeting our sustainable fiber targets with 62% of cotton, 25% of polyester, 25% of nylon, and 90% of man-made cellulose sourced through sustainable fiber programs.

INFLUENCING LONG-TERM CHANGE

We strategically partner with industry initiatives and multi-stakeholder organizations to influence policy change. We advocate for systemic improvements in garment manufacturing through partnerships with Cascale (previously the Sustainable Apparel Coalition), Textile Exchange, CanopyStyle Initiative, Better Cotton, U.S. Cotton Trust Protocol, Unifi, Inc., First Mile Initiative, Apparel Impact Institute, Aii Carbon Leadership Program, RE100 and the UN Fashion Industry Charter for Climate Action.

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FOCUS AREA	GOALS + ACHIEVEMENTS

PRIORITIZING ESG TOPICS MOST RELEVANT TO AEO

As part of ongoing commitment to effectuating real change aligned with our strategy, we are reviewing our materiality assessment in 2024. Our goal, once again, is to align with management and the Board around a refreshed but largely consistent set of ESG priorities that aligns with our Values and strategy.

Related Party Transactions

Our Board has formally adopted a Related Party Transaction Policy (the “Policy”) to allow us to identify, document, and properly disclose related party transactions. The Policy applies to our directors and executive officers, as well as all associates who have authority to enter into commitments on behalf of the Company. Under the Policy, a related party transaction is any transaction to which we or any of our subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, the following constitute related party transactions: (1) transactions where a related party or a member of such related party’s immediate family is a supplier of goods or services, owns or is employed by a business that supplies us; (2) the employment of a member of such related party’s immediate family by us; or (3) an applicable related party’s service on the board of directors of a business that supplies goods or services to us. Certain related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, director, or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, our General Counsel and our Chief Financial Officer. Each quarter, each individual covered by the Policy is required to certify that any related party transaction has been fully and accurately disclosed in our filings with the SEC.

In the ordinary course of business, we have entered into agreements with affiliates of Jay L. Schottenstein, our Executive Chairman of the Board and Chief Executive Officer. We believe that each of these agreements is on terms at least as favorable to us as could be obtained in an arm’s-length transaction with an unaffiliated third party. The material terms of these transactions are described below. In each case, the transaction was approved or ratified by the Audit Committee in accordance with our Policy.

Leases

During Fiscal 2016, we entered into a store lease for an AE flagship store in Las Vegas with SG Island Plaza LLC (“SG Island Plaza”), an entity in which an affiliate of Mr. Schottenstein has a 25% interest. In April 2022, the Company entered into an agreement with the landlord to vacate the store and cancel the lease. As part of this agreement, during Fiscal 2023, the Company paid the landlord an ongoing rent guarantee of $0.7 million for the difference between the rent that would have been payable to the landlord had the lease not been surrendered and the amount collected by the landlord from the succeeding tenant. The Company may incur additional rent guarantee expense in the future which is payable to the landlord through the end of the initial lease term (September 2027).

In April 2018, we entered into a store lease for an Aerie store in Las Vegas with SG Island Plaza. Pursuant to that lease, we paid rent and other expenses of approximately $1.9 million during Fiscal 2023. In addition to these charges, we also may incur an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. The Company did not incur any such percentage rent payments related to this lease in Fiscal 2023. The lease expires in January 2029.

During Fiscal 2020, we entered into leases for two open-air lifestyle stores with wholly owned subsidiaries of Schottenstein Realty LLC, an affiliate of Mr. Schottenstein. Pursuant to the leases, we incur rent equal to 5% of the applicable store’s gross sales plus other expenses. We paid rent and other expenses of approximately $0.5 million during Fiscal 2023. The leases have terms expiring in January 2026 and each has a renewal option.

In September 2022, an affiliate of Mr. Schottenstein acquired a minority interest in 125th and Lenox LLC, an entity with which the Company at the time had an existing store lease through 2032. In December 2022, the Company entered into an agreement with the landlord to vacate the store as of January 31, 2023 and assign the lease to another retailer. As part of the agreement, the

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Company incurred approximately $1 million in rent through August 2023. The Company could incur expenses in the future which are payable to the landlord through the end of the initial lease term if the assignee ceases payments under the assignment of the lease.

In May 2023, we entered into a store lease for a relocation of an AE store with a wholly owned subsidiary of Schottenstein Realty LLC, an affiliate of Mr. Schottenstein. Pursuant to the lease, we paid rent and other expenses of approximately $50,000 during Fiscal 2023. Annual fixed rent is expected to be approximately $125,000. In addition to these charges, we also may incur an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. The Company did not incur any such percentage rent payments related to this lease in Fiscal 2023. The lease expires in May 2033.

Other Agreements

The Company has an agreement with Retail Entertainment Design, LLC (“R.E.D.”) for in-store music program services. A majority of R.E.D. is owned by Jubilee-RED LLC, which is indirectly owned by trusts for which Mr. Schottenstein serves as trustee. Mr. Schottenstein does not receive any remuneration for serving as trustee of the trusts. Payments by the Company to R.E.D. during Fiscal 2023 under the agreement totaled approximately $0.9 million.

In March 2024, the Company entered into an agreement with THE Foundation Fund, Inc. (“THE Foundation”) for “name, image, likeness” ambassador services for a National Collegiate Athletic Association athlete. Mr. Schottenstein’s son, Jeffrey Schottenstein, serves on the Board of Directors and as a Co-General Manager of THE Foundation. The Company expects to pay $350,000 to THE Foundation during Fiscal 2024.

Director Compensation

AEO strives to maintain a director compensation program that aligns our non-employee directors’ interests with the interests of stockholders and to provide market-competitive compensation commensurate with the work required to serve on our Board. The Compensation Committee is charged with reviewing and making recommendations to the Board regarding director compensation. In making its recommendations, the Compensation Committee considers the overall size of the Board, the significant time committed by each of our directors to the performance of their duties, as well as peer data and input from the Compensation Committee’s independent compensation consultant, FW Cook.

The Company’s director compensation program primarily consists of cash fees and a quarterly grant of fully vested shares. In addition, directors may participate in the AEO Foundation Matching Gifts Program for eligible charitable organizations. The maximum matching gift amount available on behalf of each director is $5,000 per calendar year. We also pay attorneys’ fees related to the preparation and filing of director stock ownership forms with the SEC. We reimburse reasonable travel expenses to attend Board and Committee meetings and director continuing education expenses. Mr. Schottenstein as CEO of the Company does not receive additional compensation for his serving as a director.

The Compensation Committee periodically engages FW Cook to conduct comprehensive reviews and competitive assessments of the Company’s non-employee director compensation program to ensure it remains competitive and the structure is aligned with corporate governance best practices. There were no changes to the director compensation program from August 2016 to March 2023. In light of the lack of change in compensation in over six years, and based on a benchmarking analysis conducted in 2022, the Compensation Committee recommended, and the Board approved, increases to the non-employee director compensation program that served to maintain our aggregate total compensation alignment with aggregate total director compensation at peer companies while recognizing the time intensity of service on our Board because of the smaller than typical number of directors. Effective April 1, 2023, the Board approved the following:

•	An increase in the quarterly stock award value from $37,500 to $50,000;

•	An increase in the annual retainer for the Lead Independent Director from $50,000 to $70,000;

•	An increase in the annual retainer for the Compensation Committee Chair from $20,000 to $30,000; and

•	An increase in the annual retainer for the Nominating Committee Chair from $15,000 to $25,000.

The table below sets forth the compensation for non-employee directors during Fiscal 2023.

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CORPORATE GOVERNANCE

Fiscal 2023 Director Compensation(1)

	Fees Earned or Paid in Cash(2)	Stock Awards(3)	All Other(4)	Total

Sujatha Chandrasekaran	$162,500	$200,000	$5,000	$367,500

Deborah A. Henretta	$167,500	$200,000	$—	$367,500

Cary D. McMillan	$197,500	$200,000	$5,000	$402,500

Janice E. Page	$191,750	$200,000	$—	$391,750

David M. Sable	$167,500	$200,000	$—	$367,500

Noel J. Spiegel	$277,500	$200,000	$5,000	$482,500

(1)	Fiscal 2023 refers to the 53-week period ended February 3, 2024.

(2)	Amounts represent fees paid during Fiscal 2023. The table below sets forth the annual director cash fees, which are payable in installments on the first business day of each calendar quarter.

	Prior to April 1, 2023	Effective April 1, 2023
Annual Retainer	$65,000	$65,000
Additional Annual Retainer for Committee Service (per Committee)	$20,000	$20,000
Additional Annual Retainer for Committee Chairs
Audit Committee	$40,000	$40,000
Compensation Committee	$20,000	$30,000
Nominating and Corporate Governance Committee	$15,000	$25,000
Additional Annual Retainer for Lead Independent Director	$50,000	$70,000

The Board has a per meeting fee of $2,500 for any Board and/or Committee meetings attended by a non-employee director in excess of the planned number of meetings for the fiscal year. The additional meeting fees are payable quarterly following the end of the previous quarter. In Fiscal 2023, the Board and its Committees held 40 meetings. For each meeting, a quorum of directors was present and minutes were recorded.

(3)

Amounts include stock awards granted in Fiscal 2023 valued on the date of grant. As mentioned above, effective April 1, 2023, non-employee directors receive an automatic, fully vested stock grant of a number of shares equal in value to $50,000 (up from $37,500 prior to April 1, 2023) based on the closing sale price per share of our stock on the first day of each calendar quarter under our 2020 Stock Award and Incentive Plan (the “2020 Plan”) and the 2023 Stock Award and Incentive Plan (the “2023 Plan”). Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of share units. Mr. Spiegel and Ms. Henretta elected to defer their quarterly share retainers during calendar years 2023 and 2024. Mr. McMillan and Ms. Chandrasekaran elected to defer their quarterly share retainer only during calendar years 2023 and 2024, respectively. The aggregate number of previously awarded deferred stock units, including accrued dividends thereon, outstanding and held by directors as of February 3, 2024:

Ms. Chandrasekaran – 2,378	Ms. Henretta – 56,872	Mr. McMillan – 171,245
Ms. Page – 3,453	Mr. Sable – 44,428	Mr. Spiegel – 144,161

See “Ownership of Our Shares” for information about stock ownership guidelines applicable to our Board.

(4)	Amounts represent matching contributions made by the AEO Foundation under the Company’s Matching Gifts Program.

Compensation of Executive Chairman of the Board

Jay L. Schottenstein, our Chief Executive Officer, also serves as our Executive Chairman of the Board and does not receive additional compensation for this role. Mr. Schottenstein’s Fiscal 2023 compensation is set forth under the section titled “Compensation Tables and Related Information.”

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PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed EY as our independent registered public accounting firm for the fiscal year ending February 1, 2025. Although stockholder ratification is not required by our Bylaws or otherwise, the Board believes it is advisable to provide stockholders with an opportunity to ratify this selection and is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. In the event the stockholders do not ratify the appointment of EY, the Audit Committee will reconsider its appointment; however, the Audit Committee will have no obligation to select a new independent registered public accounting firm. In addition, even if the stockholders ratify the appointment of EY, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of EY are expected to be present at the 2024 Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2025.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements included in the Annual Report as of and for the year ended February 3, 2024 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of our accounting principles and such other matters as are required to be discussed relating to the conduct of the audit under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding such firm’s communications with the Audit Committee concerning management, and has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 3, 2024 for filing with the SEC.

This report is not soliciting material, is not deemed to be filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Audit Committee of the Board of Directors.

Noel J. Spiegel (Chair)	Deborah A. Henretta	Janice E. Page
Sujatha Chandrasekaran	Cary D. McMillan	David M. Sable

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2023, EY served as our independent registered public accounting firm and, in that capacity, rendered an unqualified opinion on our consolidated financial statements as of and for the year ended February 3, 2024.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

Description of Fees	Fiscal 2023	Fiscal 2022

Audit Fees	$2,527,759	$2,476,041

Audit-Related Fees	32,864	31,600

Tax Fees	549,021	478,793

All Other Fees	7,200	7,200

Total Fees	$3,116,844	$2,993,634

“Audit Fees” include fees billed for professional services rendered in connection with (1) the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports; (2) statutory audits of foreign subsidiaries; and (3) services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for audits of the Company’s employee benefit plan. “Tax Fees” primarily include fees billed related to federal, state, and local tax compliance and consulting. “All Other Fees” include fees billed for accounting research software.

The Audit Committee has adopted a policy that requires pre-approval of all audit services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services as described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting. All audit and non-audit services provided to the Company by EY during Fiscal 2023 were pre-approved by the Audit Committee in accordance with such policy.

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PROPOSAL THREE: ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are providing stockholders with an advisory vote on the overall compensation of our named executive officers (“NEOs”). The Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies the Company’s policy, the next say-on-pay advisory vote will be held at our 2025 Annual Meeting of Stockholders and the next say-on-frequency advisory vote will be held at our 2029 Annual Meeting of Stockholders.

As discussed in the “Compensation Discussion and Analysis” section below, our executive compensation program is based on four core principles: performance, competitiveness, affordability, and transparency. We believe that our program design implements these principles and provides the framework for alignment among executive compensation, annual achievement of goals and long-term strategic growth.

We have an ongoing commitment to ensuring that our executive compensation plans are aligned with our principles and evolve as the industry and business changes. During Fiscal 2023, our leaders and Board members engaged extensively with our stockholders on a variety of topics, including executive compensation. Their feedback and perspectives continue to inform our compensation plan design and practices.

We urge our stockholders to read the following “Compensation Discussion and Analysis” section for information on our executive compensation program.

In summary, we believe that our executive compensation program has provided and continues to provide appropriate incentives and remains responsive to our stockholders’ views. Accordingly, the following resolution will be submitted for a stockholder vote at the 2024 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the 2024 Annual Meeting.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our NEOs, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends that the stockholders vote “FOR” the

approval of the compensation of our named executive officers as set forth in this

Proxy Statement for the 2024 Annual Meeting.

2024 Proxy Statement	|	43

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, objectives, policies, and practices with respect to our NEOs for Fiscal 2023. The following executive officers comprise our Fiscal 2023 NEOs:

• Jay L. Schottenstein, our Chief Executive Officer (the “CEO”);(1)

• Michael A. Mathias, our Executive Vice President, Chief Financial Officer (the “CFO”);(1)

• Jennifer M. Foyle, our President, Executive Creative Director, AE and Aerie (the “President”);(1)

• Marisa A. Baldwin, our Executive Vice President, Chief Human Resources Officer (the “CHRO”);(1) and

• Michael R. Rempell, our former Executive Vice President, Chief Operations Officer (the “Former COO”)(2)

(1)	Messrs. Schottenstein and Mathias and Mses. Foyle and Baldwin were our only executive officers serving in such capacity as of the end of Fiscal 2023.

(2)

On August 3, 2023, the Company announced that Mr. Rempell intended to leave the Company on or around the end of Fiscal 2023. Mr. Rempell successfully transitioned his duties as Executive Vice President, Chief Operations Officer in October 2023. Mr Rempell remained employed as a non-executive officer through April 30, 2024.

This CD&A is organized as follows:

Business Highlights Fiscal 2023: Overview

Fiscal 2023 was a strong year for AEO, with revenue increasing 5% to $5.3 billion. We saw operating income of $223 million, and adjusted operating income(1) of $375 million which increased 39% compared to Fiscal 2022. Performance was driven by results in the second half of the year as the Company began to see benefits stemming from its profit improvement initiative, which started early in the year.

Revenue across brands gained momentum, with sequential improvements throughout the year. In the fourth quarter, American Eagle and Aerie each delivered record sales and positive comparable sales. Strong merchandise collections, product innovation and brand growth initiatives fueled revenue. Sales trends across selling channels were also strong, with a continued focus on delivering an exceptional customer experience.

(1)

Adjusted operating income is a non-GAAP or adjusted measure. See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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COMPENSATION DISCUSSION AND ANALYSIS

For the year, revenue was strong across brands and channels:

•	Aerie brand revenue rose 11% to $1.7 billion with comparable sales up 8%. Growth was led by soft apparel and OFFLINE, Aerie’s activewear sub-brand.

•

American Eagle brand revenue of $3.4 billion increased 3% with comparable sales up 1% for the year. Growth was led by women’s apparel, reflecting strong merchandise collections across tops and bottoms as the brand pivoted to pursuing profitable growth.

•	Both brands saw strong customer demand fueled by exciting merchandise collections, product innovation, and strategic growth initiatives.

•	Both store and digital revenue increased 6%, driven by positive traffic and higher transactions.

Profit margins expanded significantly in Fiscal 2023, reflecting the Company’s comprehensive review of the business to strengthen profitability. Positive revenue growth and management’s focus on inventory management, cost controls, lower product costs and efficiency gains were major drivers of margin expansion. GAAP operating margin was 4.2%. Excluding impairment and restructuring charges, the adjusted operating margin(1) of 7.1% expanded 170 basis points driven by improvement across brands.

The Company generated strong cash flow and ended the year in a healthy financial position. Cash and investments more than doubled from last year, reaching $454 million at year end. Reflecting improved financial performance and a healthy balance sheet, in December 2023 the Company announced a 25% increase in its quarterly cash dividend. In January 2024, the Company repurchased one million shares and in February 2024 authorized 30 million shares for future repurchases. This underscores management’s confidence in the strength of the business and commitment to returning cash to stockholders.

Our leaders were at the forefront of efforts to improve profitability and streamline strategic priorities. The strength of their business and leadership capabilities were key to the delivery of our results. Strong EBIT(1) results supported a 200% bonus payment for Fiscal 2023. Relative TSR (“RTSR”)(2) achievement over the three-year performance period ended February 3, 2024 was at the 42nd percentile and resulted in the performance-based restricted stock units (“PSUs”) granted in Fiscal 2021 being earned at 85% of target.

Additional detail regarding Fiscal 2023 Business Highlights can be found on pages 9-11 in the Proxy Summary.

Our Look Forward

Powering Profitable Growth Strategy

Building on momentum and strong results achieved in Fiscal 2023, in March 2024 the Company unveiled its new Powering Profitable Growth strategy plan. The plan is structured to deliver mid-to-high teens of annual operating income growth on 3-5% annual revenue growth through Fiscal 2026, and an approximate 10% operating margin.

Fueled by a shift in strategy, culture and focus to generate stronger profitability on continued growth, the multi-year plan is centered around three key pillars:

•	Amplify our brands,

•	Execute with financial discipline, and

•	Optimize operations.

We expect to grow American Eagle, focusing on market leadership in denim and expansion into right-to-win adjacencies. We will continue to fuel Aerie’s expansion, including building brand awareness and accelerating the activewear opportunity with OFFLINE. We are leveraging best-in-class operating capabilities to fuel our growth and profit roadmap and we have structured the organization to deliver consistent profit growth and stockholder returns.

(1)

Adjusted operating margin and EBIT are non-GAAP or adjusted measures. See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

(2)	For the 2021 PSUs, RTSR performance was measured against performance of the S&P 1500 Specialty Retail Index.

2024 Proxy Statement	|	45

COMPENSATION DISCUSSION AND ANALYSIS

A Focused Playbook for Fiscal 2024

Entering Fiscal 2024, we believe that we are well positioned with industry-leading brands, a solid balance sheet, best-in-class operations and a clear strategy to drive value for our stockholders. We remain steadfast in operating the business with balance and staying agile and flexible to capitalize on demand opportunities, while optimizing profitability for the foreseeable future.

Fiscal 2023 Overview, Compensation Program Objectives and Philosophy

The overall philosophy of our executive compensation program is to attract and retain highly skilled, performance-oriented executives who live our brand and embody its spirit of authenticity and innovation. Our goal is to incentivize our executives to achieve outstanding results for all stakeholders within the framework of a principles-based compensation program.

We focus on the following core principles in structuring an effective compensation program that meets this stated philosophy:

Performance

•  We align executive compensation with the achievement of quantitative goals that we expect to drive increases in stockholder value.

•  Our program focuses on “at-risk” compensation, with a program design that creates a meaningful retention aspect as well as an incentive to achieve challenging performance objectives.

•  NEOs receive a substantial long-term incentive component, which aligns their interests with those of our stockholders and serves to retain executive talent through a multi-year vesting schedule.

•  Our long-term incentive design varies actual compensation above or below the targeted compensation opportunity based on the degree to which performance goals and changes in stockholder value are attained over time.

Competitiveness

•  Executive compensation is structured to be competitive relative to a group of retail peers, taking into account company size relative to peers and recognizing our highly competitive industry as well as our emphasis on performance-based compensation.

•  Target total compensation for individual NEOs varies based on a variety of factors, including the executive’s skill set and experience, historic performance, expected future contributions, and the importance of each position to our success.

Affordability

•  Our compensation program is designed to limit fixed compensation expense and tie realized compensation costs to the degree to which budgeted financial objectives are attained.

•  We structure our incentive plans to maximize efficiency by striving to align performance-based payments with expense.

Transparency	• We focus on simple, straightforward compensation programs that our associates and stockholders can easily understand.

Executive Compensation Program Highlights

Our compensation program design provides a framework for aligning executive compensation and our long-term Company objectives and financial performance. We continually review leading practices in corporate governance and executive compensation. As appropriate, we consider changes to our program to embrace best practices, remain competitive in our industry, and reinforce the pay-for-performance alignment,

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COMPENSATION DISCUSSION AND ANALYSIS

The following table highlights the Company’s practices relating to our executive compensation program.

American Eagle Outfitters’ Executive Compensation Checklist

✓ A Compensation Committee composed entirely of independent directors oversees the Company’s executive compensation policies and decisions.

✓ The Compensation Committee utilizes an independent compensation consulting firm, FW Cook, which does not provide any other services to the Company.

✓ We maintain robust executive stock ownership guidelines (six times base salary for our CEO, and three times base salary for our other NEOs).

✓ We pay for performance. The majority of our NEOs’ total compensation opportunities are “at-risk.”

✓ Our long-term incentive plan does not allow for the payment of dividends or dividend equivalents on unearned PSU awards or unvested RSU awards.

✓ We do not maintain (i) employment contracts of defined length with our NEOs, or (ii) multi-year guarantees for base salary increases, bonuses, or long-term incentives.

 ✓  We maintain a Clawback Policy that enables the Board to recoup incentive-based compensation paid or awarded to a current or former executive officer if such compensation was based on financial results that subsequently were restated.

✓ We maintain a stringent anti-hedging and anti-pledging policy, applicable to all employees and non-employee directors.

✓ We do not provide tax gross-ups on change-in-control benefits.

✓ We have double-trigger cash severance and long-term incentive vesting in the event of a change in control.

 ✓  We discourage excessive risk-taking by having our Compensation Committee closely monitor the risks associated with our executive   compensation program and individual executive compensation decisions to determine that they do not encourage excessive risk-taking.

OUR EXECUTIVE COMPENSATION PROGRAM

Fiscal 2023 Goal-Setting Process

Goal-Setting:

We remain committed to setting incentive goals that are designed to deliver strong financial performance and returns to our stockholders while also enabling the successful execution of our strategy. In the first quarter of Fiscal 2023, our Compensation Committee set the goal for the Annual Incentive Plan (“AIP”), measured on Earnings before Interest and Taxes (“EBIT”), informed by our financial results in Fiscal 2022, impressions about the macro environment, and internal expectations for performance and profitability. EBIT is a non-GAAP or adjusted measure, and when used in this CD&A represents operating income, as reported in our consolidated financial statements, before interest expense and income taxes and excludes any asset impairment and restructuring charges, as determined by the Compensation Committee. See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2024 Proxy Statement	|	47

COMPENSATION DISCUSSION AND ANALYSIS

Role of Our Compensation Committee:

The Board has delegated authority to the Compensation Committee to develop and approve the overall compensation program for our NEOs, including the authority to establish and award annual base salaries, annual incentive bonuses, and long-term incentive awards pursuant to our stockholder-approved incentive plan. Furthermore, the Compensation Committee reviews and approves changes to our compensation peer group, as appropriate. In making its decisions, the Compensation Committee takes into consideration a variety of factors, including suggestions made by the CEO (except with respect to decisions regarding his own performance or pay determinations), compensation consultants, and the Company’s external advisory firms. The Compensation Committee acts in accordance with its charter, which can be found on our Investors website at investors.ae.com under “Committee Composition”.

Role of Executive Officers in Compensation Decisions:

Our CEO annually reviews the performance of each NEO and makes recommendations to the Compensation Committee with respect to each element of executive compensation for the NEOs, excluding himself. The CEO considers Company, brand, and individual performance and market positioning in his recommendations to the Compensation Committee with regard to total compensation for all NEOs. The Compensation Committee makes the final determination of individual compensation levels and awards, taking into consideration the CEO’s recommendations. CEO compensation is determined with input from the compensation consultant, FW Cook, informed by market benchmarking, and ultimately approved by the Compensation Committee.

Role of Compensation Consultants:

The Compensation Committee has the authority under its charter to retain outside consultants or advisors for assistance. In accordance with this authority, during Fiscal 2023 the Compensation Committee continued to retain the services of FW Cook as its outside independent compensation consultant to advise on matters related to CEO and other executive compensation. The services provided by FW Cook are subject to a written agreement with the Compensation Committee. The Compensation Committee has sole authority to terminate the relationship. The Compensation Committee reviewed its relationship with FW Cook and determined that there are no conflicts of interest pursuant to applicable SEC and NYSE requirements. FW Cook does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide analyses, recommendations, or other market data. Under the direction of the Compensation Committee, FW Cook interacts with members of the senior management team to provide insights into market practices and ensure that management is aware of emerging best practices and market trends. In Fiscal 2023, representatives from FW Cook contributed to this CD&A and assisted with various matters related to executive compensation.

Fiscal 2022 Say-on-Pay

Historically, we have received strong support on our Say-on-Pay proposals, which we have taken as an endorsement of our executive compensation programs. We are proud that our Fiscal 2022 stockholder support for Say-on-Pay at the 2023 Annual Meeting of Stockholders was approximately 94%. This level of support reinforced that our executive compensation program, stockholder engagement and Committee responsiveness were positively received by stockholders.

Say-on-Pay Proposal	Stockholders’ Support Level
Fiscal 2022 Executive Compensation	94%
Fiscal 2021 Executive Compensation	92%
Fiscal 2020 Executive Compensation	56%
Fiscal 2019 Executive Compensation	98%

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COMPENSATION DISCUSSION AND ANALYSIS

Response to 2023 Advisory Vote on Executive Compensation and Stockholder Engagement:

At our 2023 Annual Meeting of Stockholders, approximately 94% of shares present and entitled to vote supported, on an advisory basis, the compensation of our NEOs in Fiscal 2022. This vote was consistent with our historically high levels of stockholder support for Say-on-Pay and reinforced the support for our compensation program design.

Compensation Benchmarking

In determining NEO compensation, the Compensation Committee reviews and takes into account the compensation practices of comparable companies. The Compensation Committee considers three key factors in choosing the companies that compose our peer group:

•	Talent – Companies with which we compete for executive-level talent;

•	Size – Companies with comparable revenue; and

•	Comparability – Companies within the retail industry with which we compete for customers and investors.

Other selection criteria include omni-channel retailing and a review of those companies listed as our peers by proxy advisory firms. We evaluate our peer group on an annual basis and propose changes when appropriate. For Fiscal 2023, our peer group consisted of 17 companies. We fall in the second quartile of the peer group for revenue and the median for market capitalization. Peer group data also is supplemented as needed with additional data from various retail and general industry market surveys, as adjusted to reflect our revenue scope. For Fiscal 2024, the peer group has been updated to remove Chico’s FAS, Inc., which will result in 16 companies.

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COMPENSATION DISCUSSION AND ANALYSIS

How We Pay Our Executives and Why: Elements of Annual Compensation

Our executive annual compensation program includes fixed components (base salary, benefits, and limited executive perquisites) and variable components (annual incentive bonus and long-term incentive awards), with the most weight generally placed on the variable, or “at risk,” components. For Fiscal 2023, a significant majority of our NEOs’ target annual direct compensation, which includes base salary, target annual incentive bonus, and a long-term incentive award, was weighted toward at-risk compensation, as shown by the charts below.

Standard Elements of Compensation:

The compensation for our NEOs is –

•	balanced to provide a mix of cash and long-term incentive awards; and

•

focused on both annual and long-term performance to ensure that executives are held accountable and rewarded for achievement of annual and longer-term financial and strategic objectives that lead to sustained shareholder value measured on both absolute and relative bases.

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COMPENSATION DISCUSSION AND ANALYSIS

Element of Compensation	Form and Objective	Fiscal 2023 Information	Alignment to Strategic Plan

Base Salary

• Delivered in cash.

• Provides a baseline compensation level that delivers a predictable level income to each NEO and reflects his or her job responsibilities, experience, skill set, and contribution to the Company.

• Base salary increases of approximately 7% to 12.5% were delivered to the NEOs (other than Mr. Schottenstein and Mr. Rempell) for 2023 to recognize their significant contributions, expertise, and the competitive talent market in our industry.

• Base salaries enable us to attract and retain qualified, high-caliber executive officers to lead and implement our strategy.

Annual Incentive Bonus	• Delivered in cash. • Provides bonus opportunities for NEOs if pre-established performance goals are attained, focusing our NEOs on key annual objectives.

• For Fiscal 2023, the incentive bonus was based 100% upon the Company achieving annual EBIT goals at predetermined threshold, target and stretch performance levels.

• Actual performance exceeded stretch level goals and a 200% payout was earned.

• Annually, the Compensation Committee establishes performance metrics and goals that align with our strategic plan.

• The Fiscal 2023 annual incentive bonus structure funded 100% based on quantitative financial goals.

Annual Long-Term Incentive Awards

• Delivered in PSUs, RSUs, and stock options.

• Aligns our NEOs’ financial interests closely with those of our stockholders.

• Links compensation to the achievement of multi-year financial or RTSR goals.

• PSUs represented 50% of the annual target grant values for Fiscal 2023 equity awards. These PSUs vest between threshold and stretch level only to the extent that the pre-established, three-year performance goals are met. If performance falls below the threshold, the award is forfeited in full. For Fiscal 2023, the PSUs are measured on RTSR. The three year cycle that was completed at the end of Fiscal 2023 vested at 85% of target.

• In Fiscal 2023, stock options represented 30% of the annual equity grant target value. These stock options vest ratably over three years from the grant date based on continued service and provide compensation only to the extent that our share price appreciates.

• RSUs represented 20% of the annual equity grant target value for Fiscal 2023 equity awards. These RSUs vest ratably over three years from the grant date based on continued service.

• Aligns NEO compensation with our longer-term performance objectives and changes in stockholder value over time.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2023 Compensation

The following provides additional details regarding our compensation components and related decisions for Fiscal 2023. Our executive compensation program places a considerable amount of compensation “at risk” to cultivate a pay-for-performance environment.

Base Salary

Base salaries, on average, represent approximately 22% of each NEO’s target total direct compensation. The Compensation Committee reviews NEOs’ base salaries annually after considering the following factors:

•	The scope and responsibility of the NEO’s position;

•	The achievement of strategic and operational business goals;

•	The climate in the retail industry, general economic conditions, and other factors;

•	Each NEO’s experience, knowledge, skills, and personal contributions;

•	The level of overall compensation paid by competitors for similar positions in the retail industry;

•	Necessary adjustments to right-size compensation elements to market levels; and

•	The appropriate balancing of base salary against “at risk” compensation.

Base salary increases, where applicable, typically are effective in the first quarter of the new fiscal year. For Fiscal 2023, our NEOs received the following increases to base salary, based on our competitive review of market information and merit, as outlined below.

Executive Officer	Fiscal 2022 Base Salary	Fiscal 2023 Base Salary	Context

Mr. Schottenstein: CEO	$1,750,000	$1,750,000: no base salary increase

•  Mr. Schottenstein’s contributions to our financial success have been significant. His extensive experience continues to be instrumental in helping AEO manage a dynamic retail landscape.

•  Mr. Schottenstein’s leadership was key to guiding the business through a comprehensive review of its operations in Fiscal 2023, aiming to set the Company on a path to deliver stronger and more consistent revenue and profit. This contributed to improved performance in the second half of the year and led to the launch of the Company’s new “Powering Profitable Growth” strategy and long-term financial targets.

•  Given Mr. Schottenstein’s competitive base salary position as compared to market, no changes were made to his salary for Fiscal 2023.

Mr. Mathias: CFO	$800,000	$ 900,000

•  Mr. Mathias served a crucial role in leading the company’s profit improvement initiative which drove improved performance in the second half of last year. This includes driving a cultural shift within the organization to focus on profitable growth, identifying cost efficiencies across the organization and setting up an office of continuous improvement to identify opportunities for further optimization.

•  Mr. Mathias’ base salary was increased to continue to align his compensation competitively to market levels.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Officer	Fiscal 2022 Base Salary	Fiscal 2023 Base Salary	Context

Ms. Foyle: President	$1,400,000	$1,500,000

•  Ms. Foyle continues to make significant contributions to driving profitable growth across AEO’s brand portfolio.

•  Under her leadership, the American Eagle brand has delivered tremendous improvements to merchandise, marketing and inventory management. Fiscal 2023 operating income and margins increased versus Fiscal 2019, reflecting the brand’s focus on profitable sales.

•  Aerie continues to be on a strong multi-year growth trajectory and reached a new milestone at $1.7 billion in revenue in Fiscal 2023. Since Fiscal 2019, revenue has more than doubled with operating income up over 300%. Ms. Foyle’s leadership has been instrumental in scaling the brand through innovation and successful category extensions such as the brand’s entry into activewear with the OFFLINE sub-brand.

•  Ms. Foyle’s base salary increase is a result of her contributions to our powerful brand portfolio.

Mr. Rempell: Former COO	$1,050,000	$ 1,050,000, no base salary increase

•  During Fiscal 2023, Mr. Rempell successfully led the supply chain, technology and brand operations teams. He ensured a smooth and successful transition of his key accountabilities by onboarding new leadership for those functions in the third quarter.

Ms. Baldwin: CHRO	$570,000	$625,000

•  Ms. Baldwin continues to play a key role in leading AEO’s strong corporate culture. In Fiscal 2023, the Company further enhanced its inclusion and diversity initiatives and continued to support important causes through the AEO foundation and corporate giving program. Ms. Baldwin is also responsible for our ESG strategy, including the publication of our second ESG report in Fiscal 2023.

•  Ms. Baldwin’s base salary was increased to continue to align her compensation competitively to market levels.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2023 Annual Incentive Bonus

Our NEOs are eligible for annual incentive bonuses, the achievement of which is based upon the Company meeting pre-established performance goals. For Fiscal 2023, 100% of the annual incentive bonuses awarded to our NEOs pursuant to the AIP were based upon the achievement of annual EBIT goals.

 EBIT Goal

Bonus Opportunity

EBIT was chosen as the sole performance measure as it reflects both sales performance and expense management initiatives, is controllable by the NEOs, and directly links the Company’s long-term growth with stockholder value. EBIT represents operating income, as reported in our consolidated financial statements, before interest expense and income taxes and excludes any asset impairment and restructuring charges, as determined by the Compensation Committee. The Compensation Committee believes that the selection of EBIT as a performance measure directly links the Company’s long-term growth with stockholder value. The Compensation Committee established EBIT performance goals, with threshold, target, and stretch level goals linked to payouts of 25%, 100%, and 200% of target bonus amounts, respectively. The goals were designed to be challenging in context of the need to generate both sales and margin improvement from trends at the time the goals were set, as well as expense reduction.

 Setting Target Bonus Opportunities

Early in the year, the Compensation Committee establishes each NEO’s annual incentive bonus opportunity as a percentage of the NEO’s base salary. Each NEO’s target annual incentive bonus opportunity reflects his or her role and responsibilities as well as market competitiveness and internal equity considerations.

Target bonus award opportunities typically constitute over 20% of each NEO’s target compensation for the year. During Fiscal 2023, the target bonus award opportunities for the NEOs were set as follows:

Executive Officer	Fiscal 2022 Target (as a Percentage of Base Salary)	Fiscal 2023 Target (as a Percentage of Base Salary)

Jay Schottenstein, CEO	175%	175%

Michael Mathias, CFO	90%	100%

Jennifer Foyle, President	140%	150%

Marisa Baldwin, CHRO	70%	80%

Michael Rempell, Former COO	100%	100%

 Fiscal 2023 EBIT Performance

EBIT performance of $386 million for Fiscal 2023 was achieved above our stretch level of $385 million; accordingly, a 200% bonus payout was earned and paid under the AIP.

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COMPENSATION DISCUSSION AND ANALYSIS

Based on the above performance results, the NEOs received the below Fiscal 2023 annual incentive payouts.

Executive Officer	Fiscal 2023 Target Annual Incentive Awards	Fiscal 2023 Actual(2) Annual Incentive Award Payouts

Jay Schottenstein, CEO	$3,062,500	$6,360,577

Michael Mathias, CFO	$900,000	$1,815,384

Jennifer Foyle, President	$2,250,000	$4,592,308

Marisa Baldwin, CHRO	$500,000	$1,014,769

Michael Rempell, Former COO(1)	$1,050,000	$2,180,769

(1)	Mr. Rempell remained employed as a non-executive officer through April 30, 2024 and continued his service to the Company through the payout date for the Fiscal 2023 annual incentive bonus.
(2)	Amount represents a 200% payout based on wages paid during the 53-week fiscal year.

Fiscal 2023 Long-Term Incentive Awards

 Overview and Mix of Awards

We utilize a combination of time- and performance-based long-term incentive awards, which are granted on an annual basis, to focus management on long-term corporate performance and sustainable earnings growth.

The Fiscal 2023 equity blend of our long-term incentive awards was:

•	PSUs represented 50% (at target) of total long-term equity awards;

•	Stock options represented 30% of total long-term equity awards; and

•	RSUs represented 20% of total long-term equity awards.

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COMPENSATION DISCUSSION AND ANALYSIS

 Fiscal 2023 Long-Term Incentive Award Grants

The Compensation Committee established the following Fiscal 2023 target regular cycle long-term incentive opportunities for each NEO based on his or her overall responsibilities, contributions to the business, market position and internal pay equity. With respect to Mr. Schottenstein, the Compensation Committee determined his long-term incentive award grant value within the context of his expertise, sizeable contributions to the success of the business, and overall compensation position relative to peers. The following table summarizes Fiscal 2023 long-term incentive award grants; actual amounts earned for the PSUs, if any, will depend on the Company’s RTSR performance results spanning Fiscal 2023 through Fiscal 2025.

Executive Officer	Fiscal 2023 Target Long-Term Incentive: PSU Awards	Fiscal 2023 Long-Term Incentive: RSU Awards	Fiscal 2023 Long-Term Incentive: Stock Option Awards	Fiscal 2023 Target Total Long-Term Incentive Award

Jay Schottenstein, CEO	$4,150,000	$1,660,000	$2,490,000	$8,300,000

Michael Mathias, CFO	$800,000	$320,000	$480,000	$1,600,000

Jennifer Foyle, President	$2,100,000	$840,000	$1,260,000	$4,200,000

Marisa Baldwin, CHRO	$375,000	$150,000	$225,000	$750,000

Michael Rempell, Former COO	$1,625,000	$650,000	$975,000	$3,000,000

PSUs

The grant of PSUs supports the Compensation Committee’s desire to create a stronger and more visible link between executive pay and Company performance and further aligns our executives’ interests with those of our stockholders. PSUs represent 50% of the value of the NEOs’ annual long-term incentive award. We determine the number of target PSUs based on the overall dollar grant value of the award divided by the estimated fair value of our common stock utilizing a Monte Carlo simulation on the date of the grant. Dividend equivalents on the PSUs are reinvested in additional units and paid out only to the extent that the associated PSUs vest.

Annual PSU grants cliff vest, if at all, at the end of a three-year performance period upon achievement of pre-established goals. For Fiscal 2023, the Compensation Committee selected RTSR, measured against the Company’s Peer Group over a three-year performance period as the performance metric for PSUs. Recent PSU awards were measured against the S&P 1500 Specialty Retail Index. The change to the Peer Group for the 2023 award was intended to focus the award measurement on a more narrow group of retail peers with whom the Company competes for customers and talent. The selection of a relative performance metric ensures that the recipients will be measured against industry performance and encourages a balanced compensation program as the annual incentive bonus and long-term incentive awards are based on multiple metrics, without any overlap.

Vesting of the PSUs ranges from 0% of the target amount for below threshold performance, 50% of the target amount at threshold performance, 100% of the target amount at target performance, and 150% of the target amount if we achieve stretch goals. Threshold performance is attained at the 25th percentile of the Peer Group, target is attained at the 50th percentile and stretch is attained at the 75th percentile or higher. If threshold performance is met or exceeded, performance and award payouts will be

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COMPENSATION DISCUSSION AND ANALYSIS

determined through interpolation. If the Company’s absolute TSR is negative over the three-year period, vesting is capped at target (100%), regardless of performance relative to the Peer Group.

Stock Options

The grant of stock options supports the Compensation Committee’s philosophy that stock price appreciation should be a significant determinant of the economic return received by our executives from equity compensation. Stock options represent 30% of the value of each NEO’s annual long-term incentive award. We determine the number of stock options for each grant based on the overall dollar grant value of the award divided by the estimated fair value of our common stock, utilizing the Black Scholes option pricing model on the grant date.

Annual stock option grants have an exercise price per share equal to the fair market value of a share of stock on the grant date and vest ratably over three years from the grant date, assuming continued employment, and provide compensation to NEOs only to the extent that our share price appreciates from grant date to exercise date.

RSUs

RSUs are subject to time-based vesting and provide a retention incentive for our NEOs and an incentive to increase stockholder value. RSUs represent only 20% of the value of NEOs’ annual long-term incentive award. We determine the number of RSUs in each grant based on the overall dollar grant value of the award divided by the closing price per share of our common stock on the grant date. Dividend equivalents on RSUs are reinvested in additional RSUs and paid only to the extent that the associated RSUs vest. RSUs vest with a three-year ratable vesting schedule, subject to continued employment.

Fiscal 2021 PSU Payouts

In Fiscal 2021, the Compensation Committee granted Messrs. Schottenstein, Mathias, Rempell and Mss. Foyle and Baldwin PSUs that cliff-vested at the end of a three-year performance period ending February 3, 2024.

An 85% payout of PSUs that were granted in Fiscal 2021 and vested at the end of Fiscal 2023 was earned.

Payout of the Fiscal 2021 PSUs was subject to the achievement of RTSR, measured against the S&P 1500 Specialty Retail Index. AEO’s RTSR was at the 42th percentile, resulting in an 85% vesting.

Based upon the performance discussed above, Messrs. Schottenstein, Mathias, Rempell and Mss. Foyle and Baldwin received the following payouts with respect to their Fiscal 2021 PSU awards, which represented 85% of target vesting:

NEO	Target Fiscal 2021 PSU Award (# of Shares)	Fiscal 2021 PSU Payout (# of Shares)(1)

Jay Schottenstein, CEO	87,829	74,655

Michael Mathias, CFO	16,107	13,691

Jennifer Foyle, President	50,188	42,660

Marisa Baldwin, CHRO	3,783	3,216

Michael Rempell, Former COO	35,555	30,221

(1)

PSU Payout (# of Shares) includes accrued dividends. Pursuant to the terms of the award agreements, participants are eligible to receive dividend equivalents with respect to dividends paid prior to the settlement of the award. The earned shares reported in this table do not include additional shares acquired through the deemed reinvestment of dividend equivalents prior to settlement of the award. The earned shares, including shares acquired through the deemed reinvestment of dividends through February 3, 2024, are reported in the 2023 Option Exercises and Stock Vested Table. PSU award recipients receive fractional shares upon settlement; however, for purposes of this table, share numbers have been rounded to the nearest whole share.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPANY COMPENSATION POLICIES AND PRACTICES

Other Practices and Policies

Clawback Policy

In connection with the SEC’s and NYSE’s new rules requiring adoption of a clawback policy applicable to incentive-based compensation for executive officers of listed companies, the Company has adopted an Incentive Based Compensation Recovery Policy (the “Clawback Policy”). Current executive officers of the Company have agreed in writing to the terms and conditions of the Clawback Policy. Under the Clawback Policy, if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the federal securities laws, the Company will recoup any erroneously awarded incentive-based compensation from the Company’s current and former executive officers. Additionally, the 2023 Stock Plan includes additional award forfeiture provisions that provide for the cancellation or forfeiture of an award (in full or in part) in the event that the award recipient engages in misconduct related to the restatement of financial statements.

Prohibition Against Hedging Transactions and Pledging

Employees (including our executive officers) and members of the Board are prohibited from engaging in transactions in financial instruments designed to hedge or offset any decrease in the market value of our stock. Our policy prohibits transactions in such instruments as prepaid variable forward contracts, equity swaps, collars or exchange funds, as well as any other hedging instrument. Employees and members of the Board are also prohibited from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral.

Benefits and Perquisites

Executives generally are eligible for the same health and welfare plans as other full-time Company employees, including medical, dental, life and disability insurance, and retirement plans. We provide limited perquisites for our NEOs, as set forth in the Summary Compensation Table, which we believe are reasonable and justified by market practice, personal safety and convenience that enhances productivity. For Fiscal 2023, perquisites primarily consist of a security benefit to Mr. Schottenstein and an executive physical program to proactively manage health risks for our executive officers that was utilized by Messrs. Schottenstein and Rempell and Mses. Foyle and Baldwin during Fiscal 2023.

Compensation Risk Assessment

Annually, the Compensation Committee, together with management, conducts an analysis to determine whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company in light of our overall business, strategy, and objectives. Management, in concert with the Compensation Committee, reviews and evaluates both cash and equity incentive plans across executive and non-executive employee populations, as well as other compensation-related policies to which our employees are subject. This assessment evaluates both (i) material enterprise risks related to our business that may be exacerbated by compensation policies and practices and (ii) the potential risks arising from attributes in our compensation practices, performance criteria, pay mix, and verification of performance results.

Based on this assessment, the Compensation Committee has determined that the risks arising from the Company’s compensation plans and policies are not reasonably likely to have a material adverse effect on the Company.

Management Stock Ownership Requirements

Management has stock ownership requirements to establish a commonality of interest between the teams and stockholders. Eligible members of management are required to own the equivalent value of a multiple of their salary. For Mr. Schottenstein, the multiple is six times and for the other NEOs three times. The requirement can be met through various forms of equity, including personal holdings and equity incentive awards such as restricted stock units. Unearned performance awards and unexercised stock options do not count toward ownership requirement attainment. Executives not meeting their requirement must retain 50% of their after-tax shares acquired through stock sales until the requirement is reached. As of the Record Date of this Proxy Statement, the CEO and the other NEOs are in compliance with their requirements, with the exception of Ms. Baldwin, who was hired in September 2021. Ms. Baldwin is on track to meet the requirement within a reasonable timeline and is subject to trading restrictions until the requirement has been met. Additional information regarding stock ownership requirements can be found on page 76.

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COMPENSATION DISCUSSION AND ANALYSIS

Change in Control and Other Agreements

Our NEOs are entitled to receive consideration upon the termination of the executive’s employment with us under specified circumstances, including termination related to a change in control (“CIC”). These arrangements provide essential protections to the NEO to assist us in attracting and retaining qualified executives in a competitive environment. At the same time, we obtain certain agreements that preserve our valuable assets by imposing non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants on our NEOs.

Change in Control Provisions

The Company has entered into CIC agreements (each, a “CIC Agreement”) with all of our NEOs, with the exception of Mr. Schottenstein, our CEO. The CIC Agreements are designed to motivate executives to continue to work for the best interests of the Company and our stockholders in a potential CIC situation. The CIC Agreements contain “double-trigger” provisions for severance and other benefits. In the event of a CIC, and within 18 months of such event, if a NEO’s employment is terminated by the Company other than for Cause, Disability, or as a result of the NEO’s death, or if the executive terminates his or her employment for Good Reason (each capitalized term as defined in the applicable CIC Agreement), the NEO is entitled to receive:

•	a lump-sum cash payment of all earned and determinable, but unpaid, current salary and unused paid time off;

•	a lump-sum severance payment equal to one and one-half times the NEO’s base salary, annualized for any partial year amount, and annual incentive cash bonus amount, at target;

•	a prorated amount of the NEO’s then-current annual incentive cash bonus, at target; and

•

upon the NEO’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the reimbursement by the Company of the portion of premiums of the executive’s group health insurance, including coverage for eligible dependents, for the period that the executive is entitled to coverage under COBRA, not to exceed 12 months.

The CIC Agreements also provide that any unvested or restricted awards, including stock options, RSUs, and PSUs, will vest and become exercisable to the extent set forth in the applicable award agreement.

Severance Payments and Non-Compete Agreements

Ms. Foyle and Ms. Baldwin are eligible to receive post-employment payments. Generally, if both Ms. Foyle’s and Ms. Baldwin’s respective employment is involuntarily terminated without “Cause” by the Company and not due to death or Disability, in exchange for the execution and non-revocation of a general release of claims in a form provided by the Company, Ms. Foyle and Ms. Baldwin respectively will be entitled to a severance payment.

Additionally, in the event of termination of employment, Mr. Rempell and Ms. Foyle, who have executed non-competition agreements with the Company (each, a “Non-Compete Agreement”), may be eligible to receive a pro rata portion of their PSUs following termination of employment, based on actual days worked and performance goals being met for the full performance period, but not at an amount above the “target” award level.

For a description and quantification of these severance benefits, please refer to the “Post-Employment Compensation” section.

The NEOs also agreed to certain provisions under the Non-Compete Agreement, with the exception of Mr. Schottenstein, who has not entered into a Non-Compete Agreement, including the following: (i) not to use trade secrets, intellectual property, and other confidential or proprietary information of the Company for his or her own benefit, or for the benefit of any third party, including a competitor; (ii) to provide the Company with at least 30 days’ written notice of any resignation; (iii) an 18-month non-solicit provision following any termination of employment; (iv) a waiver relating to the development of intellectual property during the executive’s tenure with the Company; and (v) a non-compete provision following any termination of employment (12 months for Mr. Mathias and Ms. Baldwin and 24 months for Mr. Rempell and Ms. Foyle). The Company has agreed to continue base salary payments of up to 12 months for Mr Mathias and Ms. Baldwin and 24 months for Mr. Rempell and Ms. Foyle if and to the extent the Company exercises the right to enforce this non-compete provision. The breach of any of the foregoing provisions may result in the NEO forfeiting unvested equity awards as well as forfeiting any base salary continuation.

Tax Matters

Section 162(m) of the Code (“Section 162(m)”) generally limits deductibility of compensation that a publicly traded company pays to certain “covered employees,” up to $1 million per year. Covered employees for this purpose include the Company’s Chief Executive Officer, Chief Financial Officer, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee believes in the importance of retaining flexibility to approve compensation arrangements that promote the objectives of our compensation program, even if such arrangements may not qualify for full or partial tax deductibility. Accordingly, the Compensation Committee reserves the right to continue to award or approve compensation that is not tax deductible or otherwise limited as to tax deductibility in order to provide competitive levels of total compensation to our executive officers in a manner designed to incentivize achievement of our strategic goals and objectives and in furtherance of our compensation principles described above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has adopted and implemented core principles that form the basis for our executive compensation program: performance, competitiveness, affordability, and transparency. We believe that our executive compensation program supports our financial and strategic goals, aligns executive pay with stockholder value creation, and appropriately discourages unnecessary or excessive risk taking.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, which describes the Compensation Committee’s decisions regarding our NEOs’ compensation for Fiscal 2023 and how those decisions support and implement our principles. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of American Eagle Outfitters, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Compensation Committee of the Board of Directors.

Cary D. McMillan (Chair)

Sujatha Chandrasekaran

Deborah A. Henretta

Janice E. Page

David M. Sable

Noel J. Spiegel

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COMPENSATION TABLES AND RELATED INFORMATION

General

The following tables set forth information concerning the compensation awarded to, earned by, or paid to the following NEOs for the years indicated below:

1) Mr. Schottenstein, our Chief Executive Officer;
2) Mr. Mathias, our Executive Vice President – Chief Financial Officer;
3) Ms. Foyle, our President, Executive Creative Officer, AE and Aerie;
4) Ms. Baldwin, our Executive Vice President, Chief Human Resources Officer; and
5) Mr. Rempell, our Former Executive Vice President, Chief Operations Officer.

Summary Compensation Table
Name and Principal Position	Fiscal Year(1)	Base Salary(2)	Bonus	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Jay L. Schottenstein Chief Executive Officer	2023	$1,817,308	—	$5,810,002	$2,490,002	$6,360,577	$315,330	$16,793,219
	2022	$1,750,000	—	$5,459,994	$2,340,002	$—	$226,544	$9,776,540
	2021	$1,750,000	—	$4,899,981	$2,100,003	$5,889,423	$236,040	$14,875,447
Michael A. Mathias Chief Financial Officer	2023	$907,692	—	$1,120,004	$479,997	$1,815,384	$13,962	$4,337,039
	2022	$779,808	—	$1,049,985	$450,001	$—	$10,154	$2,289,948
	2021	$725,000	—	$898,627	$385,123	$898,750	$10,356	$2,917,856
Jennifer M. Foyle President, Executive Creative Officer AE and Aerie	2023	$1,530,769	—	$2,939,989	$1,259,999	$4,592,308	$51,087	$10,374,152
	2022	$1,373,077	—	$2,799,997	$1,200,002	$—	$10,445	$5,383,521
	2021	$1,300,000	—	$2,799,994	$1,199,998	$3,413,846	$10,803	$8,724,641
Marisa A. Baldwin Chief Human Resources Officer	2023	$634,231	—	$525,006	$225,001	$1,014,769	$49,750	$2,448,756
	2022	$557,885	—	$455,010	$195,002	$—	$1,955	$1,209,852
Michael R. Rempell Former Chief Operations Officer	2023	$1,090,385	—	$2,275,002	$975,001	$2,180,769	$49,889	$6,571,046
	2022	$1,023,077	—	$2,100,008	$900,002	$—	$10,226	$4,033,313
	2021	$950,000	—	$1,983,629	$850,121	$1,654,269	$10,269	$5,448,288

(1)	2023 refers to the 53-week period ended February 3, 2024.

(2)	New Base Salaries were effective April 23, 2023.

(3)

Amounts in this column for Fiscal 2023 consist of PSU and RSU awards based on the aggregate grant date fair value determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For assumptions used in determining these values, see Note 12 of the Consolidated Financial Statements contained in our Annual Report. Amounts shown in this column for Fiscal 2023 include the following, with the values of the PSU awards shown at target:

	2023 RSU Awards (a)	2023 PSU Awards (At Target) (a)

Jay L. Schottenstein	$1,659,999	$4,150,003

Michael A. Mathias	$320,005	$799,999

Jennifer M. Foyle	$839,996	$2,099,993

Marisa A. Baldwin	$150,006	$375,000

Michael R. Rempell	$650,005	$1,624,997

(a)

The maximum value of the PSU awards granted on March 30, 2023 is $6,225,005 for Mr. Schottenstein, $1,199,999 for Mr. Mathias, $3,149,990 for Ms. Foyle, $562,500 for Ms. Baldwin and $2,437,496 for Mr. Rempell.

(4)

The value of the time-based stock option awards included in this column is based on the aggregate grant date fair value computed in accordance with ASC 718. Additional information regarding assumptions is available in Note 12 of the Consolidated Financial Statements contained in our Annual Report.

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COMPENSATION TABLES AND RELATED INFORMATION

(5)	For Fiscal 2023, non-equity incentive compensation represents the annual incentive bonus paid to each NEO. The amount represents a 200% payout based on wages paid during the 53-week fiscal year.

(6)	For Fiscal 2023:

(a)

For Mr. Schottenstein, the amount consists of (i) $279,330 in aggregate incremental cost to the Company of security arrangements in addition to those provided during working days and for business travel. We provide a comprehensive security benefit to the CEO, a portion of which, based upon the disclosure rules, is deemed to be personal, although we believe there is a legitimate business reason for providing such a benefit. The incremental cost calculation for personal use security benefit includes driver overtime, fuel, tolls, driver public transportation and rental car use, maintenance and other incidental costs incurred in connection with such personal use, and (ii) $36,000 in expenses relating to an executive physical program, as further described in Benefits and Perquisites under the Company Compensation Policies and Practices section above.

(b)	For Mr. Mathias, the amount consists of $13,962 in employer contributions to the 401(k) plan.

(c)

For Ms. Foyle, the amount consists of (i) $15,087 in employer contributions to the 401(k) plan, and (ii) $36,000 in expenses relating to an executive physical program, as further described in Benefits and Perquisites under the Company Compensation Policies and Practices section above.

(d)

For Ms. Baldwin, the amount consists of (i) $13,750 in employer contributions to the 401(k) plan, and (ii) $36,000 in expenses relating to an executive physical program, as further described in Benefits and Perquisites under the Company Compensation Policies and Practices section above.

(e)

For Mr. Rempell, the amount consists of (i) $13,899 in employer contributions to the 401(k) plan, and (ii) $36,000 in expenses relating to an executive physical program, as further described in Benefits and Perquisites under the Company Compensation Policies and Practices section above.

Grants of Plan-Based Awards – Fiscal 2023
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jay L. Schottenstein	(1)	—	$765,625	$3,062,500	$6,125,000	—	—	—	—	—	—	—
	(2)	3/30/2023	—	—	—	140,774	281,547	422,321	—	—	—	$4,150,003
	(3)	3/30/2023	—	—	—	—	—	—	126,044	—	—	$1,659,999
	(4)	3/30/2023	—	—	—	—	—	—	—	468,927	$13.17	$2,490,002
Michael A. Mathias	(1)	—	$225,000	$900,000	$1,800,000	—	—	—	—	—	—	—
	(2)	3/30/2023	—	—	—	27,137	54,274	81,411	—	—	—	$799,999
	(3)	3/30/2023	—	—	—	—	—	—	24,298	—	—	$320,005
	(4)	3/30/2023	—	—	—	—	—	—	—	90,395	$13.17	$479,997
Jennifer M. Foyle	(1)	—	$562,500	$2,250,000	$4,500,000	—	—	—	—	—	—	—
	(2)	3/30/2023	—	—	—	71,235	142,469	213,704	—	—	—	$2,099,993
	(3)	3/30/2023	—	—	—	—	—	—	63,781	—	—	$839,996
	(4)	3/30/2023	—	—	—	—	—	—	—	237,288	$13.17	$1,259,999
Marisa A. Baldwin	(1)	—	$125,000	$500,000	$1,000,000	—	—	—	—	—	—	—
	(2)	3/30/2023	—	—	—	12,721	25,441	38,162	—	—	—	$375,000
	(3)	3/30/2023	—	—	—	—	—	—	11,390	—	—	$150,006
	(4)	3/30/2023	—	—	—	—	—	—	—	42,373	$13.17	$225,001
Michael R. Rempell	(1)	—	$262,500	$1,050,000	$2,100,000	—	—	—	—	—	—	—
	(2)	3/30/2023	—	—	—	55,122	110,244	165,366	—	—	—	$1,624,997
	(3)	3/30/2023	—	—	—	—	—	—	49,355	—	—	$650,005
	(4)	3/30/2023	—	—	—	—	—	—	—	183,616	$13.17	$975,001

(1)	Amount represents the Fiscal 2023 annual incentive cash bonus established under our 2020 Plan.

(2)	Amount represents a grant of PSUs under our 2020 Plan with vesting based on achievement of RTSR performance goals over a three-year performance period.

(3)	Amount represents a grant of time-based RSUs with a three-year vesting period under our 2020 Plan.

(4)	Amount represents a grant of time-based stock options with a three-year vesting period under our 2020 Plan.

(5)

Amounts have been calculated based on aggregate grant date fair value determined in accordance with ASC 718 for the respective award types. The grant date fair value of the PSUs has been calculated based on the probable outcome of performance conditions.

62	|

COMPENSATION TABLES AND RELATED INFORMATION

Outstanding Equity Awards at Fiscal 2023 Year – End
		Option Awards					Stock Awards (1)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jay L. Schottenstein	(2)	227,937	—	—	$14.59	3/8/24	—	—	—	—
	(3)	235,526	—	—	$19.60	3/14/25	—	—	—	—
	(4)	266,719	—	—	$21.41	3/26/26	—	—	—	—
	(5)	347,142	—	—	$8.62	3/26/27	—	—	—	—
	(6)	258,000	—	—	$12.33	6/4/27	—	—	—	—
	(7)	—	—	—	—	—	—	—	94,322	$1,959,065
	(8)	—	—	—	—	—	15,384	$319,518	—	—
	(9)	115,348	57,675	—	$32.58	4/9/28	—	—	—	—
	(13)	—	—	—	—	—	—	—	206,489	$4,288,777
	(14)	—	—	—	—	—	62,890	$1,306,227	—	—
	(15)	132,282	264,566	—	$17.24	3/30/29	—	—	—	—
	(16)	—	—	—	—	—	—	—	289,257	$6,007,867
	(17)	—	—	—	—	—	129,496	$2,689,624	—	—
	(18)	—	468,927	—	$13.17	3/30/30	—	—	—	—

Michael A. Mathias	(6)	40,471	—	—	$12.33	6/4/27	—	—	—	—
	(7)	—	—	—	—	—	—	—	17,298	$359,274
	(8)	—	—	—	—	—	2,822	$58,609	—	—
	(9)	21,154	10,577	—	$32.58	4/9/28	—	—	—	—
	(13)	—	—	—	—	—	—	—	39,709	$824,756
	(14)	—	—	—	—	—	12,094	$251,202	—	—
	(15)	25,439	50,878	—	$17.24	3/30/29	—	—	—	—
	(16)	—	—	—	—	—	—	—	55,760	$1,158,140
	(17)	—	—	—	—	—	24,963	$518,489	—	—
	(18)	—	90,395	—	$13.17	3/30/30	—	—	—	—

Jennifer M. Foyle	(3)	73,032	—	—	$19.60	3/14/25	—	—	—	—
	(4)	127,607	—	—	$21.41	3/26/26	—	—	—	—
	(5)	106,084	—	—	$8.62	3/26/27	—	—	—	—
	(6)	123,435	—	—	$12.33	6/4/27	—	—	—	—
	(7)	—	—	—	—	—	—	—	53,898	$1,119,465
	(8)	—	—	—	—	—	8,791	$182,591	—	—
	(9)	65,913	32,957	—	$32.58	4/9/28	—	—	—	—
	(13)	—	—	—	—	—	—	—	105,891	$2,199,365
	(14)	—	—	—	—	—	32,252	$669,866	—	—
	(15)	67,837	135,675	—	$17.24	3/30/29	—	—	—	—
	(16)	—	—	—	—	—	—	—	146,370	$3,040,113
	(17)	—	—	—	—	—	65,528	$1,361,008	—	—
	(18)	—	237,288	—	$13.17	3/30/30	—	—	—	—

Marisa A. Baldwin	(10)	—	—	—	—	—	—	—	4,042	$83,945
	(11)	—	—	—	—	—	659	$13,691	—	—
	(12)	4,970	2,485	—	$27.01	9/13/28	—	—	—	—
	(13)	—	—	—	—	—	—	—	17,208	$357,401
	(14)	—	—	—	—	—	5,243	$108,892	—	—
	(15)	11,023	22,048	—	$17.24	3/30/29	—	—	—	—
	(16)	—	—	—	—	—	—	—	26,138	$542,880
	(17)	—	—	—	—	—	11,702	$243,049	—	—
	(18)	—	42,373	—	$13.17	3/30/30	—	—	—	—

Michael R. Rempell	(4)	88,697	—	—	$21.41	3/26/26	—	—	—	—
	(7)	—	—	—	—	—	—	—	38,183	$793,070
	(8)	—	—	—	—	—	6,229	$129,380	—	—
	(9)	46,695	23,348	—	$32.58	4/9/28	—	—	—	—
	(13)	—	—	—	—	—	—	—	79,419	$1,649,534
	(14)	—	—	—	—	—	24,189	$502,405	—	—
	(15)	—	101,756	—	$17.24	3/30/29	—	—	—	—
	(16)	—	—	—	—	—	—	—	113,263	$2,352,471
	(17)	—	—	—	—	—	50,707	$1,053,175	—	—
	(18)	—	183,616	—	$13.17	3/30/30	—	—	—	—

(1)

All stock awards include dividend equivalents. The market value was determined by multiplying the closing market price for AEO common stock on February 2, 2024 ($20.77), the last trading day of Fiscal 2023, by the number of shares underlying the award.

2024 Proxy Statement	|	63

COMPENSATION TABLES AND RELATED INFORMATION

(2)

Amount represents an award of time-based stock options granted on March 8, 2017, under our 2014 Plan that are exercisable at the fair market value on the grant date and vested ratably on March 8, 2018, March 8, 2019 and March 8, 2020.

(3)

Amount represents an award of time-based stock options granted on March 14, 2018, under our 2017 Plan that are exercisable at the fair market value on the grant date and vested ratably on March 14, 2019, March 14, 2020 and March 14, 2021.

(4)

Amount represents an award of time-based stock options granted on March 26, 2019, under our 2017 Plan that are exercisable at the fair market value on the grant date and vested ratably on March 26, 2020, March 26, 2021 and March 26, 2022.

(5)

Amount represents an award of time-based stock options granted on March 26, 2020, under our 2017 Plan that are exercisable at the fair market value on the grant date and vested ratably on March 26, 2021, March 26, 2022 and March 26, 2023.

(6)

Amount represents an award of time-based stock options granted on June 4, 2020 under our 2020 Plan that are exercisable at the fair market value on the grant date and vested ratably on June 4, 2021, June 4, 2022, and June 4, 2023.

(7)

Amount represents a grant on April 9, 2021 under our 2020 Plan. The Compensation Committee established performance goals based on RTSR over a three-year performance period. Vesting of the PSUs ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. On February 9, 2024, the Compensation Committee certified a payout of 85% of target.

(8)

Amount represents a grant on April 9, 2021 of time-based RSUs under our 2020 Plan with a three-year vesting period. On each of April 9, 2022, and April 9, 2023, one-third of the RSUs plus the respective dividends vested. The remaining one-third of the RSUs will vest in accordance with the terms of the grant on the third anniversary of the grant date.

(9)

Amount represents an award of time-based stock options granted on April 9, 2021 under our 2020 Plan that are exercisable at the fair market value on the grant date and have a three-year vesting period. On each of April 9, 2022 and April 9, 2023, one-third of the stock options vested. The remaining one-third of the stock options will vest in accordance with the terms of the grant on the third anniversary of the grant date.

(10)

Amount represents a grant on September 13, 2021 under our 2020 Plan. The Compensation Committee established performance goals based on RTSR over a three-year performance period. Vesting of the PSUs range from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. On February 9, 2024, the Compensation Committee certified a payout of 85% of target.

(11)

Amount represents a grant on September 13, 2021 of time-based RSUs under our 2020 Plan with a three-year vesting period. On each of September 13, 2022 and September 13, 2023, one-third of the RSUs plus the respective dividends vested. The remaining one-third of the RSUs will vest in accordance with the terms of the grant on the third anniversary of the grant date.

(12)

Amount represents an award of time-based stock options granted on September 13, 2021 under our 2020 Plan that are exercisable at the fair market value on the grant date and have a three-year vesting period. On each of September 13, 2022 and September 13, 2023, one-third of the stock options vested. The remaining one-third of the stock options will vest in accordance with the terms of the grant on the third anniversary of the grant date.

(13)

Amount represents a grant on March 30, 2022 under our 2020 Plan. The Compensation Committee established performance goals based on RTSR over a three-year performance period. Vesting of the PSUs ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. Target performance is represented in the table, as the Company’s previous fiscal year’s performance exceeded threshold.

(14)

Amount represents a grant on March 30, 2022 of time-based RSUs under our 2020 Plan with a three-year vesting period. On March 30, 2023, one-third of the RSUs plus the respective dividends vested. One-third of the remaining RSUs will vest in accordance with the terms of the grant on each of the second and third anniversary of the grant date.

(15)

Amount represents an award of time-based stock options granted on March 30, 2022 under our 2020 Plan that are exercisable at the fair market value on the grant date and have a three-year vesting period. On March 30, 2023, one-third of the stock options vested. One-third of the remaining stock options will vest in accordance with the terms of the grant on each of the second and third anniversary of the grant date.

(16)

Amount represents a grant on March 30, 2023 under our 2020 Plan. The Compensation Committee established performance goals based on RTSR over a three-year performance period. Vesting of the PSUs ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. Target performance is represented in the table, as the Company’s previous fiscal year’s performance exceeded threshold.

(17)

Amount represents a grant on March 30, 2023 of time-based RSUs under our 2020 Plan with a three-year vesting period. The RSUs plus the respective dividends will vest in accordance with the terms of the grant on the first, second and third anniversaries of the grant date.

(18)

Amount represents an award of time-based stock options granted on March 30, 2023 under our 2020 Plan that are exercisable at the fair market value on the grant date and have a three-year vesting period. The award will vest in thirds in accordance with its terms on the first, second and third anniversaries of the grant date.

64	|

COMPENSATION TABLES AND RELATED INFORMATION

The following table sets forth the actual value received by the NEOs upon exercise of stock options or vesting of stock awards in Fiscal 2023.

Option Exercises and Stock Vested – Fiscal 2023
	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay L. Schottenstein	—	—	336,433	$4,925,206
Michael A. Mathias	—	—	58,346	$845,165
Jennifer M. Foyle	50,760	$1,013,840	186,555	$2,764,457
Marisa A. Baldwin	—	—	3,201	$43,285
Michael R. Rempell	125,354	$2,529,588	131,896	$1,931,033

(1)

Amounts represent the number of shares acquired upon exercise of stock options. The amounts shown in the Value Realized on Exercise column are calculated based on the difference between the market price of the stock underlying the options at the time of exercise and the option exercise price. The amount represents stock option exercises from Fiscal 2016, 2017, 2020 and 2022 awards.

(2)

Amounts represent the number of shares and related value for stock awards that vested on applicable vesting dates, prior to the withholding of shares to satisfy taxes. Consistent with Company policy, upon the vesting of these awards, the Company withheld a portion of the otherwise distributable shares in respect of taxes. Accordingly, after shares were withheld for taxes, the NEOs acquired the following net share amounts: Mr. Schottenstein—209,232; Mr. Mathias—41,284; Ms. Foyle—91,886; Ms. Baldwin—2,027; and Mr. Rempell—73,877. The amounts shown in the Value Realized on Vesting column are calculated based on the closing market price of the stock on the date the RSUs vested. Values include the vesting of RSU awards granted in Fiscal 2020, Fiscal 2021, and Fiscal 2022, as well as PSU awards granted in Fiscal 2020. Amounts are inclusive of dividend equivalent units that vested during Fiscal 2023.

Nonqualified Deferred Compensation

We have a nonqualified deferred compensation program that allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability, or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed. In Fiscal 2023, there were no NEOs participating in the nonqualified deferred compensation plan.

Post-Employment Compensation

Except with respect to Mr. Rempell, the following tables set forth the expected benefit to be received by each of the respective NEOs in the event of his or her termination resulting from various scenarios, assuming a termination date of February 2, 2024, the last trading day of Fiscal 2023, and a closing stock price per share of $20.77 on that date. For Mr. Rempell, narrative disclosure is provided regarding amounts that Mr. Rempell actually received (or is entitled to receive) in connection with his separation from the Company on April 30, 2024.

For each NEO, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO, including any stock options vested as of February 3, 2024 (which are set forth in the “Outstanding Equity Awards at Fiscal 2023 Year-End” table). The tables assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims.

In the event of a CIC, if an acquiring entity does not assume or issue substitute awards for outstanding equity awards, the vesting of all outstanding equity awards will be accelerated on the CIC date and performance-based awards will be paid, either based on performance to the CIC date or based on the target level value, depending on the portion of the performance period completed prior to the CIC.

For a description of our CIC benefits and the restrictive covenants and other obligations of the NEOs, please refer to the section above titled “Compensation Discussion and Analysis – Change in Control and Other Agreements.”

2024 Proxy Statement	|	65

COMPENSATION TABLES AND RELATED INFORMATION

Jay L. Schottenstein

	Death or Disability	Retirement	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)(5)
Cash Payments
Base	—	—	—	—	—
Bonus (1)	$6,360,577	—	$6,360,577	—	—
Stock Option Vesting (2)	$4,497,763	$4,497,763	$4,497,763	—	$4,497,763
RSU Vesting (3)	$1,573,660	$1,573,660	$1,573,660	—	$4,315,369
PSU Vesting (4)	$11,961,848	$11,961,848	$11,961,848	—	$11,961,848
Total	$24,393,848	$18,033,271	$24,393,848	—	$20,774,980

(1)

In the event of a termination following a death or Disability or termination without Cause, this assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met.

(2)

In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested non-qualified stock option (“NSO”). In the event of a retirement or termination without Cause, given Mr. Schottenstein’s retirement eligibility under the definition in the plan, unvested options continue to vest on their regular schedule.

(3)	Amount reflects a prorated RSU vesting for death or Disability, voluntary retirement or termination without Cause and a full vesting in the event of a double-trigger CIC.

(4)

Amount based upon the 2021 PSUs vesting at 85% of target, which reflects the extent that the performance goals were met. Any PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited.

(5)	Although Mr. Schottenstein does not have a CIC Agreement, the amounts shown represent what he would be entitled to pursuant to the terms of our 2020 Plan and 2023 Plan.

Michael A. Mathias

	Death or Disability	Retirement	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$900,000	—	$2,700,000
Bonus (2)	$1,815,384	—	$1,815,384	—	$907,692
Stock Option Vesting (3)	$866,601	$866,601	$866,601	—	$866,601
RSU Vesting (4)	$300,646	$300,646	$300,646	—	$828,300
PSU Vesting (5)	$2,288,280	$2,288,280	$2,288,280	—	$2,288,280
Health-Care Coverage (6)	—	—	$23,207	—	$23,207
Total	$5,270,911	$3,455,527	$6,194,118	—	$7,614,080

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, this amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met. In the event of termination following a CIC (i.e., double-trigger), the amount represents Mr. Mathias’s annual incentive bonus at target.

(3)

In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO. In the event of a retirement or termination without Cause, given Mr. Mathias’s retirement eligibility under the definition in the plan, unvested options continue to vest on their regular schedule.

(4)

Amount reflects the vesting of the RSU awards granted on April 9, 2021, March 30, 2022 and March 30, 2023, prorated based on service in the event of death or Disability, retirement or termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

66	|

COMPENSATION TABLES AND RELATED INFORMATION

(5)

Amount based upon the 2021 PSUs vesting at 85% of target, which reflects the extent that the performance goals were met. Any remaining PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the NEO, assuming that such elections were made at the maximum rate.

Jennifer M. Foyle

	Death or Disability	Retirement	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$1,500,000	—	$5,625,000
Bonus (2)	$4,592,308	—	$4,592,308	—	$2,296,154
Stock Option Vesting (3)	$2,282,322	$2,282,322	$2,282,322	—	$2,282,322
RSU Vesting (4)	$817,175	$817,175	$817,175	—	$2,213,465
PSU Vesting (5)	$6,191,024	$6,191,024	$6,191,024	—	$6,191,024
Health-Care Coverage (6)	—	—	$23,207	—	$23,207
Total	$13,882,829	$9,290,521	$15,406,036	—	$18,631,172

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, the amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of termination following a CIC (i.e., double-trigger), the amount represents Ms. Foyle’s annual incentive bonus at target.

(3)

In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO. In the event of a retirement or termination without Cause, given Ms. Foyle’s retirement eligibility under the definition in the plan, unvested options continue to vest on their regular schedule.

(4)

Amount reflects the vesting of the RSU awards granted on April 9, 2021, March 30, 2022 and March 30, 2023, prorated based on service in the event of death or Disability, retirement or termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

Amount based upon the 2021 PSUs vesting at 85% of target, which reflects the extent that the performance goals were met. Any remaining PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the NEO, assuming that such elections were made at the maximum rate.

2024 Proxy Statement	|	67

COMPENSATION TABLES AND RELATED INFORMATION

Marisa A. Baldwin

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$625,000	—	$1,687,500
Bonus (2)	$1,014,769	—	$1,014,769	—	$507,385
Stock Option Vesting (3)	$116,741	—	—	—	$116,741
RSU Vesting (4)	$125,888	—	—	—	$365,632
PSU Vesting (5)	$971,634	—	—	—	$971,634
Health-Care Coverage (6)	—	—	$23,207	—	$23,207
Total	$2,229,032	—	$1,662,976	—	$3,672,099

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, this amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met. In the event of termination following a CIC (i.e., double-trigger), the amount represents Ms. Baldwin’s annual incentive bonus at target.

(3)	In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the RSU awards granted September 13, 2021, March 30, 2022 and March 30, 2023, prorated based on service in the event of death or Disability. In the event of a termination following a CIC (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

In the event of death, Disability or CIC, this amount is based upon the 2021 PSUs vesting at 85% of target, which reflect the extent that the performance goals were met. Any remaining PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited. In the event of voluntary termination or termination without Cause, awards will be forfeited.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the NEO, assuming that such elections were made at the maximum rate.

Michael R. Rempell

On August 3, 2023, after 23 years of employment with AEO, the Company announced that Mr. Rempell would be resigning from his position as Executive Vice President, Chief Operations Officer of the Company. In October 2023, Mr. Rempell transitioned his duties as Chief Operations Officer to our Chief Financial Officer, Chief Supply Chain Officer and Head of Brand Operations. Mr. Rempell continued to serve as a non-executive officer through April 30, 2024.

The Company intends to enforce the post-employment restrictions set forth in the Non-Compete Agreement previously entered into between the Company and Mr. Rempell, which includes non-competition, non-solicitation, non-disparagement and confidentiality covenants. Pursuant to the Non-Compete Agreement, in exchange for honoring these restrictions and for as long as the Company chooses to enforce them, Mr. Rempell is entitled to payments of up to 24 months’ base salary at an annualized rate of $1,050,000, paid in bi-weekly installments, commencing in May 2024. In the event that Mr. Rempell obtains non-competitive employment, the Company has the discretion to terminate or offset the benefits. Mr. Rempell’s service continued through the payout date of the Fiscal 2023 annual incentive bonus payment and various equity award vesting days in the first quarter of Fiscal 2024. Upon Mr. Rempell’s separation, his outstanding equity awards as illustrated in the Outstanding Equity Awards at Fiscal 2023 Year End table above will be treated consistent with plan provisions and the underlying award agreements as determined by his status as a retirement eligible participant. Mr. Rempell did not receive any other post-employment benefits except those to which he had been otherwise entitled, except for a COBRA premium reimbursement for up to 18 months, the value of which is approximately $32,000 if he requires COBRA coverage for the entire eligibility period.

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COMPENSATION TABLES AND RELATED INFORMATION

CEO Pay Ratio

American Eagle Outfitters, Inc. is a multinational apparel company with associates in the Americas and Asia. We conduct business globally and focus on ensuring the delivery of market-based compensation and benefit offerings for our associates. We also endeavor to create a flexible work environment so that our associates can balance their work and life.

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO, Mr. Schottenstein, to that of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

SEC rules provide that we may use the same median employee for three years before identifying a new median employee. In Fiscal 2021, we identified a new median employee; however, that employee was no longer employed on our Fiscal 2023 determination date. Therefore, as allowed under SEC rules, we identified a new median employee for Fiscal 2023 whose compensation was substantially similar to the original median employee selected in Fiscal 2021.

Similar to Fiscal 2022, in order to measure Fiscal 2023 compensation, we used annual “gross compensation” as reflected in our payroll records (excluding Mr. Schottenstein). For this purpose, “gross compensation” is taxable wages for Fiscal 2023.

The Fiscal 2023 median employee is a part-time retail associate employed in a store in the United States. The median employee works an average of 12-15 hours per week and is able to take advantage of scheduling flexibility. We calculated all of the elements of the median employee’s compensation for Fiscal 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Fiscal 2023 Summary Compensation Table in accordance with SEC rules.

The estimated values are as follows for Fiscal 2023:

•	Mr. Schottenstein’s annual total compensation: $16,793,219

•	Our median employee’s annual total compensation: $8,707.

•	Ratio of Mr. Schottenstein’s annual total compensation to our median employee’s annual total compensation: 1,929:1.

This pay ratio may not be comparable to our peer companies’ reported pay ratios due to differences in organizational structure and the assumptions and methodologies in calculating the ratio.

2024 Proxy Statement	|	69

COMPENSATION TABLES AND RELATED INFORMATION

Pay Versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing the following disclosure regarding executive Compensation Actually Paid (“CAP”), as calculated under applicable SEC rules, for our principal executive officer (“PEO”) and other named executive officers
(“Non-PEO
NEOs”) and Company performance for the fiscal years listed below.
The methodology for calculating CAP to our PEO and CAP to our
Non-PEO
NEOs, including details regarding the amounts that were deducted from, and added to, the SCT totals to arrive at the values presented for CAP, are provided in the footnotes to the table. A discussion of the relationship between CAP and the Company performance measures (i) listed in the table below and (ii) that the Company has deemed most important in linking CAP during Fiscal 2023 to Company performance is also presented below. Note that for
Non-PEO
NEOs, compensation is reported as an average.
The Compensation Committee does not utilize CAP as the basis for making compensation decisions. For information related to how the Compensation Committee assessed the Company’s performance and established compensation for the NEOs, see the CD&A section of this Proxy Statement and in the proxy statements for Fiscal 2020, Fiscal 2021 and Fiscal 2022.

Pay Versus Performance Table

Fiscal Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)	Average Compensation Actually Paid to Non-PEO NEOs (1)(2)(3) ($)	Value of Initial Fixed $100 Investment based on (4)		Net Income (Loss) ($ Millions) (5)	Earnings Before Interest and Taxes ($ Millions) (6)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)

2023	$16,793,219	$24,307,437	$5,932,748	$8,206,623	$156.8	$143.4	$170	$386

2022	$9,776,540	$1,499,742	$3,080,683	$726,957	$115.0	$118.4	$125	$280

2021	$14,875,447	$15,274,358	$5,334,752	$5,623,793	$160.4	$122.3	$420	$617

2020	$14,784,288	$29,296,913	$4,920,732	$9,134,036	$158.7	$115.5	($209)	$12

(1)	Jay Schottenstein was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

Fiscal 2020	Fiscal 2021	Fiscal 2022	Fiscal 2023

Michael Mathias	Michael Mathias	Michael Mathias	Michael Mathias

Jennifer Foyle	Jennifer Foyle	Jennifer Foyle	Jennifer Foyle

Michael Rempell	Michael Rempell	Michael Rempell	Michael Rempell

Charles Kessler	Andrew McLean	Marisa Baldwin	Marisa Baldwin

Robert Madore		Andrew McLean

(2)
The amounts shown for CAP have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the SCT totals with certain adjustments as described in footnote 3 below.

(3)
CAP reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with ASC 718. Amounts in the “Exclusion of Stock Awards and Option Awards for PEO” column are based on the amounts set forth in the “Stock Awards” and “Option Awards” columns included in the SCT for the applicable year. Amounts in the “Average Exclusion of Stock Awards and Option Awards for
Non-PEO
NEOs” column are based on average amounts set forth in “Stock Awards” and “Option Awards” columns included in the SCT for the applicable year. Amounts for the varying non-PEO
NEOs serving during Fiscal 2022, Fiscal 2021 and Fiscal 2020 are based on the Summary Compensation Table included in our Proxy Statement for the respective fiscal year.

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COMPENSATION TABLES AND RELATED INFORMATION

PEO SCT Total Compensation to CAP Reconciliation

Fiscal Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards and Option Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)

2023	$16,793,219	($8,300,004)	$15,814,222	$24,307,437

Average Non-PEO NEOs SCT Total Compensation to CAP Reconciliation

Fiscal Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2023	$5,932,748	($2,450,000)	$4,723,875	$8,206,623
The amounts in the “Inclusion of Equity Values for PEO” and “Average Inclusion of Equity Values for
Non-PEO
NEOs” columns of the tables above are derived from the amounts set forth in the following tables:

Fiscal Year	Fiscal Year-End Fair Value of Equity Awards Granted During Fiscal Year That Remained Unvested as of Last Day of Fiscal Year for PEO ($)	plus, Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for PEO ($)	plus, Vesting-Date Fair Value of Equity Awards Granted During Fiscal Year that Vested During Fiscal Year for PEO ($)	plus, Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for PEO ($)	minus, Fair Value at Last Day of Prior Fiscal Year of Equity Awards that Failed to Meet Applicable Vesting Conditions During Fiscal Year for PEO ($)	plus, Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)

2023	$14,028,908	$2,498,418	—	($713,104)	—	—	$15,814,222

Fiscal Year	Average Fiscal Year-End Fair Value of Equity Awards Granted During Fiscal Year That Remained Unvested as of Last Day of Fiscal Year for Non-PEO NEOs ($)	plus, Average Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for Non-PEO NEOs ($)	plus, Average Vesting-Date Fair Value of Equity Awards Granted During Fiscal Year that Vested During Fiscal Year for Non-PEO NEOs ($)	plus, Average Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for Non- PEO NEOs ($)	minus, Average Fair Value at Last Day of Prior Fiscal Year of Equity Awards that Failed to Meet Applicable Vesting Conditions During Fiscal Year for Non- PEO NEOs ($)	plus, Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2023	$4,141,071	$733,285	—	($150,481)	—	—	$4,723,875

(4)
The Company’s peer group used for compensation benchmarking purposes (the “Peer Group”) was utilized for purposes of calculating
Peer
Group Total Shareholder Return (“TSR”) for all periods presented, as follows:

For Fiscal 2023: Abercrombie & Fitch Co.; Burberry Group PLC; Capri Holdings Limited; Chico’s FAS, Inc.; Express, Inc.; The Gap, Inc.; Guess?, Inc.; Hanesbrands Inc.; Kontoor Brands; Levi Strauss & Co.; lululemon athletica, inc.; PVH CORP.; Ralph Lauren Corporation; Tapestry, Inc.; Under Armour Inc.; Urban Outfitters, Inc; and Victoria’s Secret & Co. (collectively, the “2023 Peer Group”). Bath & Body Works, Inc. and Fossil Group, Inc. were removed for 2023 as they no longer meet the criteria for inclusion in our peer groups, as described in the CD&A section of this Proxy Statement. Chico’s FAS, Inc., which was taken private and ceased trading as a public company in January 2024, is not included in the calculation of peer group TSR for 2023.

2024 Proxy Statement	|	71

COMPENSATION TABLES AND RELATED INFORMATION

TSR for both the Company and the Peer Group is based on an initial $100 investment, measured on a cumulative basis from the market close on February 1, 2020, through and including the end of the fiscal year for which TSR is being presented in the table. TSR calculations reflect reinvestment of dividends. Historical stock performance is not necessarily indicative of future stock performance.

For Fiscal 2022, our peer group consisted of the following companies: Abercrombie & Fitch Co.; Bath and Body Works, Inc.; Burberry Group PLC; Capri Holdings Limited; Chico’s FAS, Inc.; Express, Inc., Fossil Group, Inc.; The Gap, Inc.; Guess?, Inc.; Hanesbrands Inc.; Kontoor Brands; Levi Strauss & Co.; lululemon athletica, inc.; PVH CORP.; Ralph Lauren Corporation; Tapestry, Inc.; Under Armour Inc.; Urban Outfitters, Inc; and Victoria’s Secret & Co. (collectively, the “2022 Peer Group”).

For comparison, the table below lists the value of $100 invested in the peer group with (2022 Peer Group) and without (2023 Peer Group) Fossil Group, Inc. and Bath & Body Works, Inc. Additionally, Chico’s FAS, Inc. is not included in the 2023 TSR calculation as it ceased trading as a public company in January 2024.

Fiscal Year	2022 Peer Group	2023 Peer Group

2023	$149.20	$143.42

2022	$126.12	$118.39

2021	$132.88	$122.28

2020	$119.39	$115.53

(5)	Amounts shown are Net Income (Loss) attributable to the Company, as reflected in the Company’s Consolidated Statements of Operations for each of Fiscal 2020, Fiscal 2021, Fiscal 2022 and Fiscal 2023.

(6)
EBIT is a
non-GAAP
or adjusted measure. EBIT represents operating income, as reported in our consolidated financial statements, before interest expense and income taxes and excludes any asset impairment and restructuring charges, as determined by the Compensation Committee. See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP
or adjusted measures. We have identified EBIT as our Company-Selected Measure (“CSM”) that represents, in our view, the most important financial performance measure used to link CAP to our performance for Fiscal 2023.

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COMPENSATION TABLES AND RELATED INFORMATION

Relationship between CAP and Financial Performance Measures

The following charts show graphically the relationships over the past four fiscal years of CAP to PEO and Average CAP to
Non-PEO
NEOs, as compared to our cumulative TSR, net income (loss) and EBIT, as well as the relationship between Company TSR and Peer Group TSR. In addition to reviewing this discussion and the Pay Versus Performance Table above, we encourage you to read the CD&A section of this Proxy Statement, which explains our executive compensation philosophy and programs and compensation decisions relating to Fiscal 2023 compensation for our NEOs.
CAP versus Total Shareholder Return: Company and Peer Group
The following chart sets forth the relationship between CAP to PEO, Average CAP to
Non-PEO
NEOs, the Company’s cumulative TSR, and the cumulative TSR of our Peer Group over the four most recently completed fiscal years.
As illustrated in the chart, the trend of the Company’s TSR over the four-year period of Fiscal 2020 through Fiscal 2023 generally aligns with the trend of CAP values for our PEO and non-PEO
NEOs over this same period. Our compensation program design emphasizes structuring a significant portion of NEO compensation in the form of at-risk
equity incentives tied to our stock price and TSR performance, as described in the CD&A section of this Proxy Statement.
Additionally, as illustrated in the chart, the Company’s TSR has generally trended consistent with the Peer Group TSR for each of the fiscal years shown. The Company’s PSU awards, which represent 50% of the value of the NEOs’ annual long-term incentive awards, are designed with a vesting factor tied to three-year TSR performance measured against RTSR goals which are tied to the Peer Group. These

TSR-based

performance measures provide
for
an increased award payout opportunity in the event of certain Company TSR out performance against pre-established

goals and, alternatively, a decreased award payout opportunity in the event of underperformance against these RTSR goals.

CAP versus Net Income (Loss)
SEC rules require that net income be presented as a performance measure in the Pay Versus Performance Table above. The Company does not use net income (loss) to determine compensation levels or incentive plan payouts, and therefore there was not total alignment between CAP and net income (loss).
Specifically, CAP is not aligned with performance of net loss as a financial performance measure for Fiscal 2020. While the Company reported net income of $170 million, $125 million and $420 million for Fiscal 2023, 2022 and 2021, respectively, the Company reported a net loss of $209 million for Fiscal 2020. Fiscal 2020 CAP is significantly higher than CAP for both Fiscal 2021 and Fiscal 2022, primarily due to the Company’s stock price at January 30, 2021, versus the Company’s stock price on the grant dates of our Fiscal 2020 equity awards (i.e., versus March 26, 2020 and June 4, 2020), and the resulting increase in fair value of these awards.

2024 Proxy Statement	|	73

COMPENSATION TABLES AND RELATED INFORMATION

CAP versus CSM: EBIT
The following chart sets forth the relationship between CAP to PEO, Average CAP to
Non-PEO
NEOs, and our CSM, EBIT
(1)
,
during
the four most recently completed fiscal years.
Aside from our stock price performance, we believe that EBIT
(1)

is the most important financial metric that ties our NEOs’ compensation to our performance. Our year-over-year CAP outcomes do not always align proportionally with the year-over-year EBIT
(1)

outcomes because a significant portion of the sensitivity to our NEOs’ CAP is tied to our stock price. As such, in addition to EBIT
(1)
, we expect that stock price will continue to have a significant impact on CAP.

Important Financial Performance Measures

The following table sets forth an unranked list of the most important financial performance measures, including the CSM, used by the Company to link CAP (for all NEOs) to Company performance for Fiscal 2023.

Absolute TSR

EBIT (1)

Relative TSR

(1)
EBIT is a
non-GAAP
or adjusted measure. EBIT represents operating income, as reported in our consolidated financial statements, before interest expense and income taxes and excludes any asset impairment and restructuring charges, as determined by the Compensation Committee. See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP
or adjusted measures.

74	|

OWNERSHIP OF OUR SHARES

The following table shows, as of April 15, 2024, unless otherwise noted, certain information with regard to the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors; (iii) each named executive officer listed in the Summary Compensation Table; and (iv) all directors and current executive officers as a group.

	Shares Beneficially Owned
	Common Stock(1)	Right to Acquire(2)	Total	Percent(3)
5% Beneficial Owners
FMR LLC (4)	29,426,830	—	29,426,830	15.0%
BlackRock, Inc. (5)	29,170,014	—	29,170,014	14.8%
The Vanguard Group (6)	20,477,942	—	20,477,942	10.4%
Jay L. Schottenstein (7) (9)	10,954,491	1,701,284	12,655,775	6.4%
Dimensional Fund Advisors LP(8)	11,005,075	—	11,005,075	5.6%

Directors and Executive Officers (9)
Marisa A. Baldwin	7,641	41,141	48,782
Sujatha Chandrasekaran	57,617	4,285	61,902	*
Jennifer M. Foyle	230,427	732,590	963,017	*
Deborah A. Henretta	—	58,779	58,779	*
Michael A. Mathias	91,077	153,211	244,288	*
Cary D. McMillan	—	171,245	171,245	*
Janice E. Page	100,391	3,452	103,843	*
Michael R. Rempell (10)	172,186	484,011	656,197	*
David M. Sable	55,199	44,427	99,626	*
Noel J. Spiegel	40,000	145,040	185,040	*
All directors and current executive officers as a group (10 persons in group)	11,536,843	3,055,454	14,592,297	7.3%

*	Represents less than 1% of our shares of common stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of common stock beneficially owned.

(2)	Includes (a) shares for options exercisable within 60 days of April 15, 2024 and (b) total deferred share units as well as the respective dividend equivalents.

(3)

Percent is based upon the 196,743,295 shares outstanding at April 15, 2024 and the shares that such director or executive officer has the right to acquire upon options exercisable within 60 days of April 15, 2024, share units and dividend equivalents, if applicable.

(4)

In a Schedule 13G/A filed with the SEC on February 9, 2024, FMR LLC reported beneficial ownership and sole dispositive power of an aggregate amount of 29,426,830 shares. FMR LLC has sole voting power with respect to 27,753,972 shares and shared voting power and shared dispositive power with respect to 0 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(5)

In a Schedule 13G/A filed with the SEC on January 22, 2024, BlackRock, Inc. reported beneficial ownership and sole dispositive power of an aggregate amount of 29,170,014 shares. BlackRock, Inc. has sole voting power with respect to 28,375,912 shares and shared voting power and shared dispositive power with respect to 0 shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(6)

In a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group reported beneficial ownership of an aggregate amount of 20,477,942 shares. The Vanguard Group has sole voting power with respect to 0 shares, shared voting power with respect to 168,441 shares, sole dispositive power with respect to 20,108,978 shares, and shared dispositive power with respect to 368,964 shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(7)

For Mr. Schottenstein, the 12,655,775 shares disclosed in the table above consist of the following for which he has voting power: (1) sole power to vote and dispose as trustee of a trust that owns 6,300 shares; (2) shared power to vote and dispose of a revocable trust that owns 1,771,851 shares; (3) shared power to vote and dispose for trusts that own 3,593,903 shares; (4) sole power to vote and dispose of 1,701,284 shares for options exercisable within 60 days of April 15, 2024; (5) sole power to vote and dispose of 0 shares for restricted stock units vesting

2024 Proxy Statement	|	75

OWNERSHIP OF OUR SHARES

within 60 days of April 15, 2024; (6) 2,971,202 shares held by SEI, Inc. (SEI). Mr. Schottenstein serves as Chairman of SEI and has or shares voting power for 60.6% of SEI; and (7) 2,611,235 shares held by Schottenstein SEI, LLC (SSEI). (Mr. Schottenstein is the manager of SSEI).

Excluded from the table are an aggregate of 4,835,370 shares held by various family trusts and a limited liability company of which Mr. Schottenstein’s wife, Jean R. Schottenstein, has or shares voting power and of which Mr. Schottenstein is not deemed the beneficial owner. Together, Mr. and Mrs. Schottenstein are deemed the beneficial owners of 17,691,145 shares or 9.0% of the Company’s common stock as of April 15, 2024

(8)

In a Schedule 13G filed with the SEC on February 9, 2024, Dimensional Fund Advisors LP reported beneficial ownership of an aggregate amount of 11,005,075 shares. Dimensional Fund Advisors LP has sole voting power with respect to 10,794,773 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 11,005,075 shares, and shared dispositive power with respect to 0 shares. The address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

(9)

The address of each director and executive officer shown in the table above is c/o American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203. Executive officers and directors are subject to stock ownership requirements. Please see the “Stock Ownership Requirements” section for a discussion of executive officer and director stock ownership requirements.

(10)

Mr. Rempell, former Executive Vice President, Chief Operations Officer, ceased serving as an executive officer during Fiscal 2023. Shares of common stock were calculated based on the Company’s stock records as of January 1, 2024. No further ownership information was available to the Company after Mr. Rempell ceased to be a Section 16 reporting person.

Stock Ownership Requirements

Board of Directors

Our Board has determined that each director should own common stock of the Company and has established the following ownership guidelines. Within five years of joining the Board, each non-employee director must hold stock of the Company worth at least five times the current annual cash base retainer amount of $65,000, or $325,000. The following forms of equity interests in the Company count toward the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count toward the stock ownership requirement.

As of the end of Fiscal 2023, each director owned shares in excess of these guidelines.

Management

We have adopted stock ownership requirements to establish commonality of interest between management and stockholders, as well as to encourage executives to think and act like owners. By encouraging executives to accumulate and hold a minimum level of ownership, our compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to appreciation of vested awards. Eligible executives are required to own the equivalent value of a multiple of their salary. For Mr. Schottenstein, this multiple is six times and for the other NEOs, three times. This requirement can be met through various forms of equity, including personal holdings and equity incentive awards such as restricted stock units. Unearned performance awards and unexercised stock options do not count toward ownership guideline attainment.

Executives not meeting their requirement must retain 50% of their after-tax shares acquired through stock sales until the requirement is reached. The CEO considers compliance with the ownership requirements when recommending annual long-term incentive awards for the executives, including the NEOs, to the Compensation Committee. If an executive does not hold half of after-tax gains in our stock, he or she jeopardizes eligibility for future stock grants or awards. As of the Record Date of this Proxy Statement, the CEO and the other NEOs are in compliance with their requirement with the exception of Ms. Baldwin, who joined the Company in 2021. Ms. Baldwin is on track to meet the requirement within a reasonable timeline and is subject to trading restrictions until the requirement has been met.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors or persons who are beneficial owners of more than ten percent of our common stock (“reporting persons”) to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4, and 5, as applicable, filed on EDGAR and the representations of the reporting persons, for Fiscal 2023, we have determined that our executive officers, directors and greater-than-ten-percent beneficial owners filed their beneficial ownership and changes in ownership reports with the SEC in a timely manner, other than one Form 4 for Ms. Foyle and Messrs. Mathias and Schottenstein and two Form 4s for Mr. Rempell, each of which was inadvertently filed late due to administrative errors.

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INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Who is entitled to vote?

Stockholders of record at the close of business on May 1, 2024, the record date for the 2024 Annual Meeting, are entitled to vote at the 2024 Annual Meeting. As of the record date, there were 196,430,265 shares of common stock, par value $0.01 per share, outstanding and entitled to vote. Each share that you own entitles you to one vote.

What is the Difference Between Owning Shares as a Stockholder of Record and as a Beneficial Owner?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered the “stockholder of record” with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.

What Is Included in the Proxy Materials? What Is a Proxy Statement and What Is a Proxy?

The proxy materials for our 2024 Annual Meeting include the Notice, this Proxy Statement and our Form 10-K. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy.

If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2024 Annual Meeting. These officers are Michael A. Mathias, our Executive Vice President and Chief Financial Officer; Beth Henke, our Senior Vice President, General Counsel and Chief Compliance Officer; and Jennifer B. Stoecklein, our Vice President of Corporate Governance and Corporate Secretary.

Why did I receive a Notice of Internet Availability of Proxy Materials?

We are furnishing proxy materials to our stockholders primarily via “Notice and Access” delivery pursuant to SEC rules. On May 17, 2024, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. Utilizing this method of proxy delivery expedites receipt of proxy materials, reduces the cost of producing and mailing the full set of proxy materials, and helps us contribute to sustainable environmental practices.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Why did I Receive More Than One Notice, Proxy Card or Voting Instruction Form?

If you received more than one Notice, proxy card or voting instruction form, you own shares registered in different names or own shares held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and voting instruction forms. If you are a stockholder of record and would like to consolidate your accounts, please contact Computershare at (888) 265-3747 for assistance. If you hold your shares through a bank, broker or other nominee, you should contact them directly and request consolidation.

2024 Proxy Statement	|	77

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

How do I vote my shares?

We encourage stockholders to vote before the 2024 Annual Meeting. If your shares are registered directly in your name (i.e., you are a “registered stockholder”), you received a Notice. You should follow the instructions on the Notice in order to ensure that your vote is counted. Alternatively, you may attend and vote at the virtual annual meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (i.e., your shares are held in “street name”), you should receive either a Notice or a voting instruction form (“VIF”) along with a Proxy Statement. You should follow the instructions on the Notice or the VIF in order to ensure that your vote is counted. Have your Notice, proxy card or voting instruction form available when you access the virtual meeting website.

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Company (Attention: Jennifer B. Stoecklein, Corporate Secretary). Such written notice should be received by the Company prior to the 2024 Annual Meeting. You may also change or revoke your proxy by submitting a properly executed proxy bearing a later date or by attending the meeting virtually and voting online.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by virtually attending the 2024 Annual Meeting and voting online.

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the 2024 Annual Meeting. A quorum will be present if a majority of the then issued and outstanding shares of the Company’s common stock entitled to vote, as of the close of business on the record date, are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 196,430,265 shares of common stock outstanding and entitled to vote.

Abstentions and broker non-votes will count as present in determining whether there is a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the ratification of the appointment of an independent registered public accounting firm, but not on “non-routine” matters, such as the election of directors, or the non-binding, advisory approval of the compensation of our named executive officers. Therefore, if you do not instruct your broker how to vote on Proposals 1 and 3, your shares will not be counted for those proposals. We urge you to give voting instructions to your broker on all voting items.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•	FOR the nominees for Class II directors listed in this Proxy Statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2025; and

•	FOR the Fiscal 2023 Say on Pay Vote.

What vote is required to approve each proposal?

The Company is incorporated in the State of Delaware and our shares are listed on the NYSE. As a result, the Delaware General Corporation Law (“DGCL”) and the NYSE listing standards govern the voting standards applicable to actions taken by our stockholders.

Under our Bylaws, in an uncontested election, each director is to be elected by stockholders by the vote of a majority of votes cast. Our Bylaws provide that a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Under our Bylaws, votes cast include votes “against” and exclude “abstentions” with respect to that director’s election.

78	|

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Under the DGCL, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter is required to approve Items 2 and 3 appearing on the proxy card.

The following table outlines the voting requirements applicable to each proposal being submitted for stockholder approval at the 2024 Annual Meeting, as well as the impact of abstentions and broker non-votes. Once a quorum is established, the following voting requirements and related effect of abstentions and broker non-votes on each item for stockholder approval apply.

	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions (1)	Effect of Broker Non-Votes (2)
Item 1 – Election of Class II Directors	“For,” “Against,” or “Abstain” for each nominee	FOR each nominee	Majority of the votes cast	None	None
Item 2 – Ratify the appointment of EY as the Company’s independent registered public accounting firm for Fiscal 2024	“For,” “Against,” or “Abstain”	FOR	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Item 2	Abstentions are treated as votes “against.”	Brokers have discretion to vote on Item 2
Item 3 – Fiscal 2023 Say-on-Pay Vote	“For,” “Against,” or “Abstain”	FOR	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Item 3	Abstentions are treated as votes “against.”	None

(1)

Under the DGCL, shares that abstain with respect to Items 2 and 3 constitute shares that are present and entitled to vote and, accordingly, have the practical effect of being voted “against” such items.

(2)

Under NYSE rules, Item 2 is considered a “routine” proposal on which brokers are permitted to vote in their discretion even if the beneficial owners do not provide voting instructions. However, Items 1 and 3 are not considered to be routine matters and brokers will not be entitled to vote thereon unless beneficial owners provide voting instructions. Accordingly, broker non-votes will not be counted toward the tabulation of votes on Items 1 and 3.

How can I participate in the virtual 2024 Annual Meeting?

The 2024 Annual Meeting will be held exclusively online via live webcast. While you will not be able to attend the meeting at a physical location, we are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting, including being able to listen, vote and submit questions during the virtual meeting. You will be able to attend the virtual meeting by first registering at http://viewproxy.com/ae/2024/htype.asp. You will receive a meeting invitation by email with your unique join link along with a password prior to the meeting date.

We have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual annual meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the company and our stockholders time and money, especially as physical attendance at meetings has dwindled. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the annual meeting so they can ask questions of our Board or management. During the live Q&A session of the 2024 Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the 2024 Annual Meeting and as time permits.

Both stockholders of record and street name stockholders will be able to attend the 2024 Annual Meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the 2024 Annual Meeting.

2024 Proxy Statement	|	79

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

If you are a registered holder, your virtual control number will be on your Notice of Internet Availability of Proxy Materials or proxy card.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the 2024 Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2024 Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://viewproxy.com/ae/2024/htype.asp. On the day of the 2024 Annual Meeting, you may only vote during the meeting by emailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.

How can I request technical assistance during the 2024 Annual Meeting?

There will be technicians ready to assist you with any technical difficulties you may have accessing the 2024 Annual Meeting live audio webcast. Please be sure to check in by 10:45 a.m. ET on June 27, 2024 (15 minutes prior to the start of the meeting is recommended), the day of the meeting, so that any technical difficulties may be addressed before the 2024 Annual Meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.

Who bears the costs of this solicitation?

The Company bears the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may solicit proxies by mail, telephone, or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses, and other custodians and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Could other matters be decided at the 2024 Annual Meeting?

We do not know of any other matters that will be considered at the 2024 Annual Meeting. If any matter other than those described in this Proxy Statement arises at the 2024 Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

Where and when will I be able to find the voting results?

You can find the official results of the voting at the 2024 Annual Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the 2024 Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

80	|

SUBMISSION OF DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

Can I nominate someone for election to the Board?

Yes, for election at the 2025 Annual Meeting of Stockholders. You may do so by delivering to the Corporate Secretary, no earlier than February 27, 2025 and no later than March 29, 2025, a notice stating (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company that are beneficially owned by each nominee and the nominating stockholder; and (v) the other information specified in paragraph (b) of Article Tenth of our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and Section 1412 of Article II of our Bylaws. Our Certificate of Incorporation and Bylaws are available on our Investor website at investors.ae.com.

Additionally, you may recommend a nominee for consideration by our Nominating Committee as part of the Board’s annual director nomination process. Such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203. This submission should describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

May I submit a stockholder proposal for next year’s Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2025 Annual Meeting of Stockholders pursuant to Rule 14a-8 must be received by the Company (addressed to the attention of the Corporate Secretary) by 5:30 p.m., Eastern time, on January 17, 2025 at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203. We may omit from the proxy statement and form of proxy any proposals that are not received by the Corporate Secretary by such deadline at our principal executive offices as specified herein.

Any stockholder proposal submitted outside the processes of Rule 14a-8 for presentation at our 2025 Annual Meeting of Stockholders will be considered untimely under our Bylaws if notice thereof is received before February 27, 2025 or after March 29, 2025. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware and must otherwise conform to applicable requirements of the proxy rules of the SEC and our Certificate of Incorporation and Bylaws.

2024 Proxy Statement	|	81

OTHER MATTERS

The only business that management intends to present at the meeting consists of the matters set forth in this statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to our Corporate Secretary, at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300 and we will deliver the requested materials promptly. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future proxy statements and annual reports householded, or if your materials are currently householded and you would prefer to receive separate materials in the future, please contact our Corporate Secretary at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Company’s Annual Report, including the financial statements and schedules thereto. In addition, such report is available, free of charge, under “Financials & Filings” on our investors website at investors.ae.com. A request for a copy of such report should be directed to Judy Meehan, our Senior Vice President of Corporate Communications and Investor Relations, at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300.

82	|

APPENDIX A

Description and Reconciliation of Non-GAAP Measures

This Proxy Statement and stockholder letter include information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including adjusted gross profit, gross margin, operating income, operating margin, excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with the Company’s GAAP consolidated financial statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the company’s business and operations.

AMERICAN EAGLE OUTFITTERS INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	Fiscal 2023
	Gross Profit(1)	Gross Margin %(1)	Operating Income(1)(2)	Operating Margin %(1)(2)

GAAP Basis	$2,024,578	38.5%	$222,717	4.2%

Add: Impairment, Restructuring and Other Charges	$10,950	0.2%	$152,645	2.9%

Non-GAAP Basis	$2,035,528	38.7%	$375,362	7.1%

The following footnotes relate to the impairment, restructuring and other charges recorded in the 53 weeks ended February 3, 2024:

(1)	$11.0 million of inventory write-down charges related to our international businesses as further described in footnote (2) below.

(2)	Quiet Platforms: $119.6 million of impairment, restructuring, and other charges

•	$40.5 million of intangible asset impairment

•	$39.6 million of goodwill impairment

•	$24.7 million of long-term asset impairment primarily related to technology which is no longer a part of the long-term strategy

•	$9.9 million of employee severance based on our revised strategy for Quiet Platforms

•	$4.9 million of contract related charges

International: $10.9 million of impairment and restructuring charges

•	$4.7 million related to Japan operating lease ROU assets and $3.6 million of Japan store property and equipment related to the exit of the Japan market

•	$1.3 million of Hong Kong operating lease ROU assets

•	$1.3 million of employee severance

Additionally, we recorded $11.0 million of inventory write-down charges related to restructuring our international operations, which was recorded separately in Cost of Sales and discussed in note (1) above.

Corporate: $11.2 million of impairment and restructuring charges

•	$6.0 million of employee severance related to corporate realignment

•	$5.2 million of other asset investment impairment related to further strategic business changes

All impairments were recorded due to insufficient prospective cash flows to support the asset value.

2024 Proxy Statement	|	A-1

APPENDIX A

AMERICAN EAGLE OUTFITTERS INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	Fiscal 2022
	Operating Income(1)	Operating Margin %(1)

GAAP Basis	$247,047	5.0%

Add: Impairment, Restructuring and Other Charges	$22,209	0.4%

Non-GAAP Basis	$269,256	5.4%

(1)	The following footnotes relate to impairment and restructuring charges recorded in Fiscal 2022:

Quiet Platforms: $3.8 million of impairment and restructuring charges

•

$2.8 million of impairment consisting of $2.3 million of operating lease ROU asset impairment and $0.5 million of property and equipment impairment related to the closure of the Jacksonville, FL distribution center

•	$1.0 million of severance related to employees of that distribution center.

International: $8.0 million of impairment and restructuring charges

•	$7.5 million of store impairment

•	$0.5 million of employee severance related to downsizing our Hong Kong retail operations.

U.S. and Canada: $10.4 million of impairment charges

•	$10.4 million of impairment charges, consisting of $9.2 million of store ROU assets and $1.2 million of store property and equipment

All impairments were recorded due to insufficient prospective cash flows to support the asset value.

OPERATING INCOME BY SEGMENT

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	Fiscal 2023	Fiscal 2022
Operating Income:
American Eagle	$599,796	$541,406
Aerie	$275,862	$167,467
Other(1)	$(36,124)	$(56,793)
General corporate expenses	$(464,172)	$(382,824)
Impairment, restructuring and other charges	$(152,645)	$(22,209)
Total Operating Income	$222,717	$247,047

(1)

Other includes revenue and operating results of the Todd Snyder and Unsubscribed brands, and Quiet Platforms, which have been identified as operating segments but are not material to disclose as separate reportable segments. General corporate expenses represent certain costs that are not directly attributable to another reportable segment.

A-2	|

APPENDIX A

AMERICAN EAGLE OUTFITTERS, INC.

EARNINGS BEFORE INTEREST AND TAXES

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	Fiscal 2020	Fiscal 2021	Fiscal 2022	Fiscal 2023
(Loss) Income before taxes	$(292,273)	$558,922	$178,494	$239,858
Add back: Interest expense (income), net	$24,610	$34,632	$14,297	$(6,190)
Add back: Impairment, restructuring and other charges	$279,826	$23,853	$86,930	$152,645
Earnings Before Interest and Taxes (EBIT)(1)	$12,163	$617,407	$279,721	$386,313

(1)

When used in this Proxy Statement, EBIT represents operating income, as reported in our consolidated financial statements, before interest expense and income taxes and excludes any asset impairment and restructuring charges, as determined by the Compensation Committee.

2024 Proxy Statement	|	A-3

CORPORATE & STOCK INFORMATION

Website

INFORMATION REGARDING AMERICAN EAGLE OUTFITTERS, INC. AND OUR PRODUCTS IS AVAILABLE ON OUR WEBSITES: WWW.AEO-INC.COM, WWW.AE.COM AND WWW.AERIE.COM

Stock Data

SHARES OF AMERICAN EAGLE OUTFITTERS, INC. COMMON STOCK ARE TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "AEO"

Investor Inquiries

IF YOU WOULD LIKE GENERAL INFORMATION ON AMERICAN EAGLE OUTFITTERS, INC. AS A PUBLICLY TRADED COMPANY, PLEASE VISIT OUR INVESTOR RELATIONS SECTION LOCATED AT WWW.AEO-INC.COM

Transfer Agent

COMPUTERSHARE TRUST COMPANY, N.A.
PO BOX 43078
PROVIDENCE, RI 02940
1-877-581-5548

Independent Auditors

ERNST & YOUNG LLP
2100 ONE PPG PLACE
PITTSBURGH, PA 15222

Corporate Headquarters

BOARD OF DIRECTORS

Jay L. Schottenstein

EXECUTIVE CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER

Sujatha Chandrasekaran

DIRECTOR

Deborah A. Henretta

DIRECTOR

Cary D. McMillan

DIRECTOR

Janice E. Page

DIRECTOR

David M. Sable

DIRECTOR

Noel J. Spiegel

DIRECTOR

AMERICAN EAGLE OUTFITTERS, INC.

The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Michael A. Mathias, Beth Henke, and Jennifer B. Stoecklein, or any of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held via virtual meeting on Thursday, June 27, 2024 at 11:00 AM Eastern Daylight Savings Time, and at any adjournment or adjournments thereof. In order to attend the meeting, you must register at http://viewproxy.com/ae/2024/htype.asp by 11:59 PM ET on June 24, 2024. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the section titled “Information About This Proxy Statement and the Annual Meeting.”

This proxy is solicited on behalf of the Board of Directors.

(Continued, and to be dated and signed, on the other side)

• PLEASE DETACH PROXY CARD HERE •

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held June 27, 2024. The Proxy

Statement and our Fiscal 2023 Annual Report are available

at: http://viewproxy.com/ae/2024/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						For	Against	Abstain
1.	Proposal One. Election of Directors.				3.	Proposal Three. Hold an advisory vote on the compensation of our named executive officers. ☐	☐	☐

		For	Against	Abstain
	01 Janice E. Page	☐	☐	☐
	02 David M. Sable	☐	☐	☐		IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED
	03 Noel J. Spiegel	☐	☐	☐		“FOR” PROPOSALS 1, 2 AND 3.

2.	Proposal Two. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2025.	☐	☐	☐		Please sign and date this Proxy below and return in the enclosed envelope.
Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Date , 2024

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)
(Signature of joint owner)
VIRTUAL CONTROL NUMBER

• PLEASE DETACH PROXY CARD HERE •

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:

Go to www.AALvote.com/AEO	Call 1 (866) 804-9616

Have your proxy card available	Use any touch-tone telephone to	Mark, sign, and date your proxy
when you access the above	vote your proxy. Have your proxy	card, then detach it, and return
website. Follow the prompts to	card available when you call.	it in the postage-paid envelope
vote your shares.	Follow the voting instructions to	provided.
vote your shares.